Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 26, 2021

BY AND AMONG

SOUTHERN CALIFORNIA BANCORP,

BANK OF SOUTHERN CALIFORNIA, NATIONAL ASSOCIATION

AND

BANK OF SANTA CLARITA

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6.9	Notification of Certain Matters	58
6.10	Consents	59
6.11	Antitakeover Statutes	59
6.12	Notice to BSCA Customers	59
6.13	Indemnification; Directors and Officers Insurance	59
6.14	California Permit	60
6.15	Benefit Plans	61
6.16	Certain Policies	63
6.17	Updated Schedules	63
6.18	Tax Matters	63
6.19	Confidentiality	64

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE TRANSACTION		65

7.1	Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby	65
7.2	Conditions to Obligations of BSCA	66
7.3	Conditions to Obligations of SCB and BOSC	67

ARTICLE VIII TERMINATION		70

8.1	Termination	70
8.2	Liabilities and Remedies; Liquidated Damages; Expense Reimbursement	72

ARTICLE IX MISCELLANEOUS		73

9.1	Survival of Representations, Warranties and Agreements	73
9.2	Waiver; Amendment	73
9.3	Counterparts	73
9.4	Governing Law and Venue	74
9.5	Expenses	74
9.6	Notices	74
9.7	Entire Understanding; No Third-Party Beneficiaries	75
9.8	Severability	75
9.9	Interpretation	75
9.10	Assignment	75

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EXHIBITS

Exhibit A	Form of BSCA Shareholder Agreement

Exhibit A-1	List of BSCA Shareholders Entering into BSCA Shareholder Agreements

Exhibit B	Form of Non-Solicitation and Confidentiality Agreement

Exhibit B-1	List of BSCA Directors Entering into Non-Solicitation Confidentiality Agreement

Exhibit C	Non-Solicitation, Non-Competition and Confidentiality Agreement with Frank D. Di Tomaso, Jr.

Exhibit C-1	Employment Agreement with Frank D. Di Tomaso, Jr.

Exhibit D	Form of SCB Shareholder Agreement

Exhibit D-1	List of SCB Shareholders Entering into SCB Shareholder Agreements

Exhibit E	Form of Articles of Merger

Exhibit F	Form of Separation and Release Agreement

Exhibit F-1	Form of Executive Officer Separation and Release Agreement

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of April 26, 2021 (this “Agreement”), is made and entered into by and among Southern California Bancorp, a California corporation (“SCB”), Bank of Southern California, National Association, a national banking association and a wholly-owned subsidiary of SCB (“BOSC”), and Bank of Santa Clarita, a California state- chartered commercial bank (“BSCA”), with reference to the following recitals:

RECITALS

WHEREAS, each of the Boards of Directors of SCB, BOSC and BSCA: (i) have unanimously determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective institutions and shareholders; (ii) have determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) have adopted resolutions approving this Agreement and declaring its advisability;

WHEREAS, subject to the terms and conditions of this Agreement, BSCA will merge with and into BOSC (the “Merger”), with BOSC surviving the Merger and continuing operations under its national bank charter;

WHEREAS, the parties intend that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Section 1.368-2(g) of the Treasury Regulations, for U.S. federal income Tax purposes;

WHEREAS, as a condition to the willingness of SCB and BOSC to enter into this Agreement and simultaneously with the execution of this Agreement, each shareholder of BSCA listed in Exhibit A-1 hereto has entered into an agreement in the form attached hereto as Exhibit A (the “BSCA Shareholder Agreement”) pursuant to which each such shareholder has agreed, upon the terms and conditions set forth therein, among other things, to vote his or her shares of BSCA Common Stock in favor of the principal terms of this Agreement;

WHEREAS, as a condition to and simultaneously with the execution of this Agreement, each director of BSCA listed in Exhibit B-1 hereto has entered into an agreement in substantially the form attached hereto as Exhibit B (the “Non-Solicitation and Confidentiality Agreement”) pursuant to which each such director has agreed, upon the terms and conditions set forth therein, among other things, to restrict his or her activities after consummation of the Merger;

WHEREAS, as a condition to and simultaneously with the execution of this Agreement, Mr. Frank D. Di Tomaso, Jr., SCB and BOSC have entered into a Non-Solicitation, Non- Competition, and Confidentiality Agreement in the form attached hereto as Exhibit C and the Employment Agreement in the form attached hereto as Exhibit C-1 (the “Employment Agreement”) with the Employment Agreement to be effective at and after consummation of the Merger;

WHEREAS, as a condition to the willingness of BSCA to enter into this Agreement and simultaneously with the execution of this Agreement, each shareholder of SCB listed in Exhibit D-1 hereto has entered into an agreement in the form attached hereto as Exhibit D (the “SCB Shareholder Agreement”) pursuant to which each such shareholder has agreed, upon the terms and conditions set forth therein, among other things, to vote his or her shares of SCB Common Stock in favor of the principal terms of this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE I
CERTAIN DEFINITIONS

1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any inquiry, offer or proposal, other than by SCB or BOSC, whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to: (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving BSCA; (ii) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, assets of BSCA representing, in the aggregate, ten percent (10.0%) or more of the assets of BSCA; (iii) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of BSCA; (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of BSCA; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“Adverse Recommendation Change” means: (i) a withdrawal, modification or qualification in any manner that is adverse to SCB or BOSC of the approval, recommendation or declaration of advisability by the BSCA Board, or any such committee thereof with responsibility for the negotiation or oversight to the extent permitted by law of the transactions contemplated by this Agreement, the Merger or any of the other transactions contemplated hereby; (ii) the adoption, approval, recommendation, endorsement or declaration of advisability of the adoption of any Acquisition Proposal; (iii) the resolution, agreement or proposal by the BSCA Board to take any such actions described in clauses (i) or (ii); or (iv) the submission of this Agreement to BSCA Shareholders without recommendation of approval.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of:

(i)  ownership, control or power to vote ten percent (10%) or more of the outstanding shares of any class of voting securities of such Person; (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person; or (iii) the power to exercise a controlling influence over the management or policies of such Person.

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.2.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal.

“AML Act” means the Anti-Money Laundering Act of 2020.

“Ancillary Agreements” has the meaning set forth in Section 9.7.

“Antitakeover Law” has the meaning set forth in Section 4.1(w).

“Assumed Option” has the meaning set forth in Section 3.2

“Bank Holding Company Act” means any the Bank Holding Company Act of 1956, as amended.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended, including, without limitation, the USA PATRIOT Act and the Anti-Money Laundering Act of 2020.

“BOSC” has the meaning set forth in the preamble to this Agreement.

“BOSC Articles” means the Articles of Association of BOSC, as amended.

“BOSC Board” means the Board of Directors of BOSC.

“BOSC Bylaws” means the Bylaws of BOSC, as amended.

“BSCA” has the meaning set forth in the preamble to this Agreement.

“BSCA Adjusted Shareholders’ Equity” means the total shareholders’ equity of BSCA determined in accordance with GAAP, consistently applied, (reflecting the payment of or accrual for all BSCA Transaction Expenses, on a pro forma basis if expected to be expensed after the Closing Date), plus the sum of the following (each on a tax-adjusted basis, to the extent such expense is a tax-deductible expense): (a) all BSCA Transaction Expenses (to the extent they have been paid or accrued or reflected in the pro forma) up to a maximum aggregate of $3,700,000; (b) all amounts paid or accrued in connection with any actions taken pursuant to Section 6.16; (c) attorneys’ fees arising directly and exclusively from any actions, claims, suits or hearings brought by shareholders of BSCA or SCB with respect to this Agreement or the transactions contemplated hereby (but only to the extent they were actually deducted in arriving at the BSCA total shareholders’ equity); and (d) any amounts paid or accrued in connection with (i) the termination of employee benefits or programs, and (ii) retention payments or bonuses approved by SCB and BSCA in accordance with this Agreement (but specifically not including payments under change of control agreements, change of control payments under employment agreements or other similar payments or agreements).

“BSCA Articles” means the Articles of Incorporation of BSCA, as amended.

“BSCA Benefit Plans” has the meaning set forth in Section 5.2(n)(i).

“BSCA Board” means the Board of Directors of BSCA.

“BSCA Bylaws” means the Bylaws of BSCA, as amended.

“BSCA Common Stock” means the common stock, no par value, of BSCA.

“BSCA Financial Statements” means: (i) the audited statements of financial condition (including related notes and schedules, if any) of BSCA as of December 31, 2020 and 2019, and the statements of operations and comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of BSCA for each of the years ended December 31, 2020 and 2019 accompanied by the audit report of Crowe LLP; and (ii) the statements of financial condition of BSCA (including related notes and schedules, if any) and the statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of BSCA with respect to the monthly, quarterly and annual periods ending subsequent to December 31, 2020.

“BSCA Loan Participation” has the meaning set forth in Section 4.1(s).

“BSCA Loan Property” has the meaning set forth in Section 5.2(p).

“BSCA Material Contracts” has the meaning set forth in Section 5.2(l)(i).

“BSCA Shareholders Meeting” has the meaning set forth in Section 6.7(b).

“BSCA Transaction Expenses” means all of the following expenses incurred or reasonably expected to be incurred, whether before or after the Closing Date: (i) all payments under change of control agreements, change of control payments under employment agreements or similar payments or agreements; (ii) all retention payments and bonuses (not otherwise agreed to by SCB and BOSC); (iii) all fees, commissions and expenses of all attorneys, accountants financial advisors, investment bankers, and brokers of BSCA (the “Advisors”) for services rendered solely in connection with the Merger and the transactions contemplated by this Agreement (inclusive of reasonable costs incurred or advanced by the Advisors); (iv) all BSCA’s costs and expenses in connection with obtaining the Requisite BSCA Shareholder Approval, including the preparation, printing and mailing of the Proxy Statement-Offering Circular, soliciting proxies for and holding and conducting the BSCA Shareholders Meeting; (v) premiums and other expenses relating to the purchase of the D&O Insurance; and (vi) termination fees and other expenses incurred in connection with the termination of BSCA Material Contracts, including conversion costs of BSCA’s data processing system.

“Burdensome Condition” has the meaning set forth in Section 7.1(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of California are authorized or obligated to close.

“CARES Act” has the meaning set forth in Section 5.2(s)(iii).

“Certificate” has the meaning set forth in Section 3.1(a)(ii).

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Closing Date” means the date on which the Effective Time occurs.

“Closing” has the meaning set forth in Section 7.1.

“Code” has the meaning set forth in the preamble to this Agreement.

“Commissioner” means the Commissioner of the California Department of Financial Protection and Innovation.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidential Information” has the meaning set forth in Section 6.19(d).

“Consents” has the meaning set forth in Section 6.10.

“COVID-19” has the meaning set for in Section 5.2(bb).

“COVID-19 Regulations” has the meaning set for in Section 5.2(bb).

“D&O Insurance” has the meaning set forth in Section 6.13(c).

“Deposit” means a “Deposit,” as defined in 12 U.S.C. Section 1813(l), including, without limitation, outstanding cashier’s checks and other official checks and all uncollected items included in the depositor’s balances and credited on the books and records of a party.

“Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DFPI” means the California Department of Financial Protection and Innovation.

“DFPI Permit” has the meaning set forth in Section 6.14(a).

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“Dissenting Shares” has the meaning set forth in Section 3.1(d).

“DOL” has the meaning set forth in Section 5.2(n)(i).

“Effective Time” has the meaning set forth in Section 2.2.

“Employment Agreement” has the meaning set forth in the preamble to this Agreement.

“Environmental Laws” means any applicable Law or agreement with any Governmental Authority relating to: (i) the protection, preservation or restoration of the environment (including without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substance. The term Environmental Law includes without limitation: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et. seq.; and all comparable state and local Laws; and (iii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means: (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit- sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.2(n)(iii).

“ESOP” has the meaning set forth in Section 6.15(a).

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Excluded Shares” means shares of BSCA Common Stock owned by SCB, BOSC, or BSCA, in each case not held: (i) in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties; or (ii) in respect of a debt previously contracted, as held immediately prior to the Effective Time.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980.

“Former BSCA Employees” has the meaning set forth in Section 6.15(b).

“FRB” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, territorial, state or local court, administrative agency or commission or other governmental authority or instrumentality or self- regulatory organization.

“Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation; or (iii) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.13.

“IRS” has the meaning set forth in Section 5.2(n)(i).

“Interim Statements” has the meaning set forth in Section 6.4(c).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known after reasonable investigation by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority. For purposes of this definition, a “reasonable investigation” by a Person shall mean a review by the executive officers and directors of such Person of documents and/or such other information that is reasonably related to the performance of the job functions or oversight responsibilities of such executive officer and/or director.

“Law(s)” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Liquidated Damages” has the meaning set forth in Section 8.2(a)(iii).

“Loan Package” has the meaning set forth in Section 4.1(s).

“Loans” has the meaning set forth in Section 4.1(s).

“Material Adverse Effect” means with respect to any party, any effect, change, development or occurrence, individually or in the aggregate, that is material and adverse to the condition (financial or otherwise), assets, Deposits, results of operations, prospects, liabilities or business of such party, and its Subsidiaries, taken as a whole or would materially impair the ability of a party to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by: (i) changes in Laws and regulations or interpretations thereof, by Governmental Authorities, that are applicable to banks and bank holding companies; (ii) changes in GAAP or regulatory accounting principles that are applicable to the banks and bank holding companies; (iii) changes in global, national or regional political conditions or general economic (including interest rates) or market conditions in the United States and the State of California, including changes in credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (iv) general changes in the credit markets or general downgrades in the credit markets; (v) actions or omissions of a party with the prior consent of the other, in contemplation of this Agreement as required or permitted hereunder, as required under any regulatory approval received in connection with this Agreement or which have been waived in writing by the other party; (vi) the public announcement or consummation of the transactions contemplated hereby, including the impact of such transactions on relationships with customers and employees; (vi) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP; (viii) changes in the market price of such party’s common stock; (ix) any failure, in and of itself, to meet internal projections or forecasts of revenue, net income or any other measures of financial performance to be achieved in the future (but not including any underlying causes thereof); (x) epidemics, pandemics, quarantine restrictions, COVID-19 related events such as freight embargoes, lack of transportation, travel restrictions or business closures; or (xi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change (a) disproportionately affect such party and its Subsidiaries, taken as a whole, as compared to other similarly situated companies in the industry in which such party operates; or (b) would materially impede the ability of such party to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby.

“Maximum Amount” has the meaning set forth in Section 6.2(c).

“Measurement Date” has the meaning set forth in Section 7.3(k).

“Merger” has the meaning set forth in the preamble to this Agreement.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“NBA” means the National Bank Act, as codified at 12 U.S.C. Chapter 2.

“NDA” means the confidentiality letter agreement dated February 25, 2021, between SCB and BSCA.

“Non-Solicitation and Confidentiality Agreement” has the meaning set forth in the preamble to this Agreement.

“OCC” means the Office of the Comptroller of the Currency.

“Ordinary Course of Business” means the ordinary course of business of the Party consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).

“OREO” means other real estate owned.

“Pension Plan” has the meaning set forth in Section 5.2(n)(ii).

“Permitted Encumbrances” means: (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made and adequate accruals or reserves have been established in connection with any such contest); (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date); (iii) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting real property owned or leased by such party and which do not unreasonably restrict the use thereof in the Ordinary Course of Business; (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to such party; (v) Encumbrances reflected in the Financial Statements or arising under Material Contracts; and (vi) Encumbrances that will be removed prior to or in connection with the Closing.

“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Proxy Statement-Offering Circular” has the meaning set forth in Section 6.7(a).

“Record Holder” has the meaning set forth in Section 3.3(b).

“Regulatory Approvals” means the approval, non-disapproval and/or non-objection of any bank regulator or other Governmental Authority that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Representatives” has the meaning set forth in Section 6.5(a).

“Requisite BSCA Shareholder Approval” has the meaning set forth in Section 7.1(c).

“Requisite SCB Shareholder Approval” has the meaning set forth in Section 7.1(c).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SCB” has the meaning set forth in the preamble to this Agreement.

“SCB Articles” means the Articles of Incorporation of SCB, as amended.

“SCB Benefit Plans” has the meaning set forth in Section 6.15(b).

“SCB Board” means the Board of Directors of SCB.

“SCB Bylaws” means the Bylaws of SCB, amended.

“SCB Common Stock” means the common stock, no par value, of SCB.

“SCB Financial Statements” means: (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of BOSC as of December 31, 2019, 2018 and 2017 and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of BOSC for each of the three years ended December 31, 2019, 2018 and 2017; (ii) the unaudited consolidated statements of financial condition (including related notes and schedules, if any) of SCB as of December 31, 2020 and the unaudited consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of SCB for the twelve months ended December 31, 2020; and (iii) the unaudited consolidated statements of financial condition of SCB (including related notes and schedules, if any) and the unaudited consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of SCB with respect to the monthly, quarterly and annual periods ending subsequent to December 31, 2020.

“SCB Material Contracts” has the meaning set forth in Section 5.3(l)(i).

“SCB Shareholders Meeting” has the meaning set forth in Section 6.7(b).

“SCB Plan” means the SCB 2019 Omnibus Equity Incentive Plan.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Separation and Release Agreements” has the meaning set forth in s Section 7.3(g).

“Shareholder Agreement” has the meaning set forth in the preamble to this Agreement.

“Shares” has the meaning set forth in Section 3.1(a)(i).

“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” means any unsolicited, bona fide binding written Acquisition Proposal that is not obtained in breach of this Agreement and that the BSCA Board determines in good faith after consultation with outside counsel and its financial advisor, taking into account the identity of the Person making the proposal, all legal, financial, regulatory and other aspects of the Acquisition Proposal and this Agreement (including any proposal to adjust the terms and conditions of this Agreement) including any breakup fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation and the form of consideration offered and the ability of the Person making such proposal to obtain financing and whether such financing is then fully committed for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal: (i) is more favorable from a financial point of view to its shareholders than the Merger; (ii) is reasonably likely to receive all necessary Regulatory Approvals for the consummation of the transactions contemplated by the Superior Proposal; (iii) does not contain any condition to closing or similar contingency related to the ability of the Person making such proposal to obtain financing; and (vi) is reasonably likely of being completed on the terms proposed on a timely basis.

“Tax” and “Taxes” mean: (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, net worth, margin, capital production, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign); (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of a Person to a Governmental Authority is determined or taken into account with reference to the liability of any other Person; and (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including an indemnification obligation).

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.2(a)(ii).

“Third Party Loan Participation” has the meaning set forth in Section 4.1(s).

“Treasury Regulations” means the Tax regulations promulgated by the Department of Treasury pursuant to the Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

1.2 Rules of Construction. Unless the context otherwise specifies and requires, each of the terms defined in this Article I shall, for all purposes of this Agreement, have the meaning set forth herein and be equally applicable to both the singular and the plural forms and to the masculine and the feminine forms of the terms defined.

ARTICLE II
THE MERGER AND RELATED MATTERS

2.1 The Merger; Surviving Entity.

(a) The Merger. Subject to the terms and conditions of this Agreement, and pursuant to the applicable provisions of the NBA, the CGCL, the CFC, federal law and, to the extent applicable, the rules and regulations promulgated by the OCC, the DFPI, and the FRB, at the Effective Time BSCA shall be merged with and into BOSC, with BOSC as the surviving bank. The Merger will be effected pursuant to the provisions of, and with the effects provided in, Chapter 11 of the CGCL, Division 1.6, Chapter 4, Article 3 of the CFC and 12 U.S.C. Section 215a of the NBA.

(b) Surviving Entity. Upon the consummation of the Merger, the separate corporate existence of BSCA shall cease and BOSC shall continue as the surviving entity under the NBA. The name of the surviving entity of the Merger shall remain “Bank of Southern California, National Association.” From and after the Effective Time, BOSC, as the surviving entity of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of BSCA. BOSC, in its capacity as the entity surviving the Merger, is sometimes referred to herein as the “Surviving Bank.”

(c) Articles of Association and Bylaws of the Surviving Bank. The Articles of Association and Bylaws of BOSC, as in effect immediately prior to the Effective Time, shall be the Articles of Association and Bylaws of BOSC, as the Surviving Bank of the Merger, until either is thereafter amended in accordance with applicable Law.

(d) Directors and Officers of SCB and BOSC. Subject to Section 6.8, the directors and officers of SCB and BOSC immediately prior to the Effective Time shall be the directors and officers of SCB and BOSC after the Effective time until their respective successors shall be duly elected and qualified or otherwise duly selected

2.2 Filing of Notice of Consummation. As soon as practicable, but in no event later than the tenth (10th) calendar day after which each of the conditions set forth in Article VII hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the parties may agree, BOSC and BSCA will file, or cause to be filed a written notice (the “Notice of Consummation”): (i) advising the OCC of the parties’ intent to consummate the Merger at such time as the parties shall mutually agree (the “Effective Time”); and (ii) including with such Notice of Consummation, an Articles of Merger substantially in the form attached hereto as Exhibit E (the “Bank Merger Agreement”), together with a certificate of the secretary of BSCA certifying the approval of the Agreement and the Bank Merger Agreement by the BSCA Board and the Requisite BSCA Shareholder Approval; (iii) including with such Notice of Consummation, a certificate of the secretary of BOSC certifying the approval of the Agreement and the Bank Merger Agreement by the BOSC Board and by SCB as the sole shareholder of BOSC; and (iv) requesting such authorizations for any banking offices of BSCA that will become banking offices of BOSC following the Effective Time. The Bank Merger Agreement shall concurrently or thereafter be filed with the California Secretary of State.

2.3 Rights and Liabilities. At the Effective Time and thereafter the Surviving Bank will be responsible and liable for all the liabilities, indebtedness and obligations of BSCA and the Surviving Bank will possess all the rights, privileges, immunities and franchises of a public as well as of a private nature, of BSCA and the Surviving Bank in the Merger; all property, real, personal and mixed and all indebtedness due on whatever account, and all and every other interest, of or belonging to or due to BSCA and the Surviving Bank will be taken and be deemed transferred to and vested in the Surviving Bank without further act or deed; and the title to any real estate or any interest therein, vested in BSCA and the Surviving Bank will not revert or be in any way impaired by reason of the Merger.

ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK

3.1 Effect on Capital Stock.

(a) Effect on BSCA Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of BSCA:

(i) Each share of BSCA Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the “Shares”), other than Excluded Shares and Dissenting Shares, shall be converted into the right to receive one (1) share of SCB Common Stock (the “Per Share Merger Consideration”) (the total number of shares of SCB Common Stock resulting from multiplying (a) the Per Share Merger Consideration by (b) the number of Shares (other than Excluded Shares and Dissenting Shares) is hereinafter referred to as the “Merger Consideration”); and

(ii) All of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist subject to the rights of Dissenting Shares, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of BSCA Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request) formerly representing any of the Shares (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Effect on SCB and BOSC Common Stock. The shares of SCB and BOSC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be converted or otherwise affected by the Merger.

(c) Cancellation of Excluded Shares. Each Excluded Share shall, as a result of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

(d) Dissenting Shares. Each share of BSCA Common Stock and SCB Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which is entitled to demand, and who properly demands, the fair market value of such shares pursuant to, and who complies in all respects with, Chapter 13 of the CGCL with respect to the Merger is referred to herein as a “Dissenting Share.” Dissenting Shares owned by a BSCA shareholder who has not exchanged his or her Certificates representing shares of BSCA Common Stock for certificates representing shares of SCB Common Stock and otherwise has not effectively withdrawn or lost his or her dissenter’s rights, shall not be converted into or represent the right to receive the Per Share Merger Consideration pursuant to Section 3.1(a)(i) hereof and shall be entitled only to such rights as are available to such holder pursuant to Chapter 13 of the CGCL. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him or her in accordance with the applicable provisions of Chapter 13 of the CGCL, provided such holder timely complies with the procedures contemplated by and set forth in the applicable provisions of Chapter 13 of the CGCL. If any holder of BSCA Common Stock shall effectively withdraw or lose his or her dissenter’s rights under the applicable provisions of Chapter 13 of the CGCL, then the Dissenting Shares held by such BSCA shareholder shall be converted into the right to receive the Per Share Merger Consideration in accordance with the provisions of Section 3.1(a)(i) hereof.

(e) Adjustments. Notwithstanding any provision herein to the contrary, if, during the period from the date of this Agreement to the Effective Time, the shares of SCB Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made, if necessary, to provide the BSCA shareholders with the equivalent value of the Per Share Merger Consideration set forth in this Section 3.1.

3.2 Outstanding Options. At the Effective Time, each outstanding unexercised option to acquire shares of BSCA Common Stock held by Former BSCA Employees other than Frank D. Di Tomaso, Jr. (the “BSCA Outstanding Options”), shall survive the Merger without cancellation and, following the Effective Time, shall represent a stock option to purchase the same number of shares SCB Common Stock with the same exercise price per share of SCB Common Stock as subject to such option as of immediately prior to the Effective Time (such option after the Effective Time, an “Assumed Option”). Each Assumed Option will have, and be subject to, substantially the same terms and conditions of such BSCA Outstanding Option immediately prior to the Effective Time, including vesting terms and conditions. To the extent the Assumed Option was an “incentive stock option” within the meaning of Section 422 of the Code immediately prior to the Effective Time, then, following the Effective Time, it shall remain an incentive stock option to the maximum extent permitted under applicable Law. Notwithstanding the foregoing, all outstanding unexercised options to acquire shares of BSCA Common Stock held by: (i) persons other than Former BSCA Employees; and (ii) Frank D. Di Tomaso, Jr. shall be canceled and terminate at the Effective Time.

3.3 Exchange of Certificates.

(a) Exchange Agent. At the Effective Time, SCB shall make available or cause to be made available to an exchange agent selected by SCB with BSCA’s prior approval, which shall not be unreasonably withheld (the “Exchange Agent”), a sufficient number of shares of SCB Common Stock in order for the Exchange Agent to distribute the Merger Consideration (the “Exchange Fund”).

(b) Exchange Procedures. As soon as practicable after the Effective Time, SCB shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of shares of BSCA Common Stock (a “Record Holder”) (other than holders of Excluded Shares) represented by Certificates: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.3(g)) to the Exchange Agent, such customary letter of transmittal to be in such form and have such other provisions as SCB and BSCA may reasonably agree; and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.3(g)) in exchange for the Per Share Merger Consideration. Upon surrender of the Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for each share of BSCA Common Stock represented by such surrendered Certificates the Per Share Merger Consideration which such Record Holder has the right to receive pursuant to Section 3.1(a)(i) hereof. Certificates so surrendered shall be cancelled. SCB shall be entitled to rely upon the stock transfer books of BSCA to establish the identity of those Persons entitled to receive the Per Share Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, SCB shall be entitled to deposit the Per Share Merger Consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(c) Distributions with Respect to Unexchanged Shares. All shares of SCB Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by SCB in respect of the SCB Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the SCB Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.3(g)) is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.3(g)), there shall be issued and/or paid to the holder of the Certificate, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such shares of SCB Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of SCB Common Stock with a record date at or after the Effective Time and a payment date subsequent to the time of such surrender.

(d) Transfers. The Per Share Merger Consideration delivered in accordance with the terms of this Article III upon the surrender of the Certificates shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares (other than the right to receive the payments and deliveries contemplated by this Article III). At the Effective Time, holders of Certificates shall cease to have rights with respect to BSCA Common Stock previously represented by such Certificates, and such holders’ sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration in respect of the Shares represented thereby. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of BSCA of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to SCB or the Exchange Agent for transfer, it shall be cancelled and exchanged for the Per Share Merger Consideration to which the holder of the Certificate is entitled pursuant to this Article III.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of SCB Common Stock will be issued in respect of a holder’s Shares. In lieu thereof, any holder of Shares entitled to receive a fractional share of SCB Common Stock but for this Section 3.3(e) shall be entitled to receive a cash payment, which payment shall be calculated by the Exchange Agent as an amount equal to the product of (i) such fractional share interest times (ii) $13.00. All fractional shares to which a single record holder of Shares would otherwise be entitled to receive hereunder shall be aggregated and calculations shall be rounded to four decimal places.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of BSCA for 180 days after the Effective Time (or such other time as shall be expressly provided in the agreement with the Exchange Agent with respect to the Exchange Fund) may be delivered to SCB. Any holder of Shares (other than Excluded Shares and Dissenting Shares) that has not theretofore complied with this Article III shall, after any remaining portion of the Exchange Fund has been delivered to SCB, thereafter look only to SCB for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 3.4) upon due surrender of his/her/its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of SCB, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SCB, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by SCB as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will distribute the Per Share Merger Consideration with respect to each Share represented by such lost, stolen or destroyed Certificate.

3.4 Withholding Rights. The parties intend that no withholding shall be required with respect to the Merger. However, SCB and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of BSCA Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payments under the Code, or any other applicable state, local or foreign Tax Law. Before making any such deduction or withholding, SCB or the Exchange Agent, as applicable, shall use commercially reasonable efforts to give the holder of shares of BSCA Common Stock notice of the intention to make such deduction or withholding and such notice, which shall include the authority, basis, and method of calculation for the proposed deduction or withholding, before such deduction or withholding is required, in order for the holder of shares of BSCA Common Stock to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld by SCB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of BSCA Common Stock in respect of which such deduction and withholding was made by SCB or the Exchange Agent.

3.5 Additional Actions. If, at any time after the Closing, SCB or BOSC will consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to: (a) vest, perfect or confirm, of record or otherwise, in SCB and BOSC their right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of any of BSCA; or (b) otherwise carry out the purposes of this Agreement, SCB and BOSC and their proper officers and directors or their designees will be authorized to execute and deliver, in the name and on behalf of any of BSCA all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any of BSCA, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm SCB’s and BOSC’s, as applicable, right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of BSCA and otherwise to carry out the purposes of this Agreement.

3.6 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, SCB and BOSC may, after providing BSCA at least twenty (20) Business Days’ written notice, modify the structure of the acquisition of BSCA set forth herein, provided that: (ii) the consideration to be paid to the holders of BSCA Common Stock is not (x) thereby changed in kind or reduced in amount as a result of such modification or (y) negatively impacted from a Tax perspective; and (ii) the change in structure does not materially delay the transaction or cause any of the conditions in Article VII not capable of being fulfilled unless duly waived by the party entitled to the benefits thereof. In the event SCB and BOSC elect to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE IV
ACTIONS PENDING THE MERGER

4.1 Forbearances by BSCA. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by a Governmental Authority of competent jurisdiction, without the prior written consent of SCB (which such consent shall not be unreasonably withheld or delayed), BSCA shall not:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all Laws and prudent business and banking practices, or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and the other party hereto, the goodwill of its customers and others with whom business relations exist.

(b) Capital Stock. (i) Except as set forth on Schedule 4.1 of the BSCA Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the issuance of or creation of, any additional shares of capital stock or any Rights or other Rights (other than the issuance of the BSCA Common Stock upon exercise of stock options identified on Schedule 4.1 of the BSCA Disclosure Schedule in accordance with their respective terms);

(i) adjust, split, combine or reclassify any capital stock; (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of the BSCA Common Stock; or

(ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests.

(c) Dividends. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Except as set forth on Schedule 4.1(d)(i) of the BSCA Disclosure Schedule, enter into, amend, renew, or accelerate the vesting or payment under, or cease accruing and/or paying salaries, incentives, bonuses and benefits under any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee, including without limitation, changing the termination provisions of any employment arrangement which provides for at-will termination to an arrangement which is not at-will, or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit, except: (1) for changes that are required by applicable Law; (2) to satisfy contractual obligations existing as of the date hereof as set forth on Schedule 4.1(d)(ii) of the BSCA Disclosure Schedule; or (3) for normal annual salary increases made in the Ordinary Course of Business consistent in amount and timing with past practices to employees, provided, however, that no such annual salary increase shall be greater than 103% of the annual salary in effect for such employee as of December 31, 2020.

(e) Hiring. Hire any person as an employee or promote any employee, except: (i) to satisfy contractual obligations existing as of the date hereof as set forth on Schedule 4.1(e) of the BSCA Disclosure Schedule; or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f) Benefit Plans. Enter into, establish, adopt, amend, or terminate, or make any contributions to, except (i) as may be required by applicable Law or any BSCA Benefit Plan, (ii) to satisfy contractual obligations existing as of the date hereof as set forth on Schedule 4.1(f) of the BSCA Disclosure Schedule, or (iii) with respect to any action permitted under Sections 4.1(d) or (e), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan, grant, award or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee.

(g) Dispositions. Except in the Ordinary Course of Business: (i) sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, Deposits, business or properties outside the Ordinary Course of Business in a transaction that, in the aggregate, exceeds $50,000; or (ii) sell, transfer, mortgage, license, encumber or otherwise dispose of any assets, rights, Deposits, business or properties at a price that is less than the book value.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), Deposits or properties of any other Person.

(i) Capital Expenditures. Other than: (i) in accordance with binding commitments existing on the date hereof as set forth on Schedule 4.1(i)(A) of the BSCA Disclosure Schedule; and (ii) capital expenditures set forth on Schedule 4.1(i)(B) of the BSCA Disclosure Schedule, make any capital expenditures in amounts exceeding $30,000 per project or $75,000 in the aggregate, except for emergency repairs or replacements.

(j) Governing Documents. Amend the BSCA Articles or the BSCA Bylaws or any other governing documents or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto, except as provided in Section 6.5.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than: (i) as may be required by changes in Laws, regulations or GAAP; (ii) for tax purposes; or (iii) to take advantage of any beneficial tax or accounting methods.

(l) Contracts. Enter into, cancel, fail to renew or terminate any BSCA Material Contract, amend or modify in any material respect any of its existing BSCA Material Contracts or real or personal property leases or waive, release, relinquish or assign any BSCA Material Contract or real or personal property lease (or any rights thereunder), other than: (i) as otherwise permitted under this Agreement; (ii) in the Ordinary Course of Business; or (iii) to replace any existing contractual arrangement on substantially the same terms as the original agreement, including with respect to pricing and termination.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment of an amount which exceeds $20,000 in excess of amounts contributed by insurance and/or would impose any material restriction on its business.

(n) Banking Operations. Enter into any new line of business; introduce any significant new products or services; materially change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; materially change the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocating or closing of, or open, relocate or close, any branch, office, servicing center or other facility.

(o) Marketing. Introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements.

(p) Derivatives Contracts. Enter into any Derivatives Contract.

(q) Indebtedness. Incur any indebtedness for borrowed money (other than Deposits, escrow balances, federal funds purchased, cash management accounts, FHLB advances, in each case in the Ordinary Course of Business); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the Ordinary Course of Business.

(r) Investment Securities. Except as set forth on Schedule 4.1(r) of the BSCA Disclosure Schedule, acquire or otherwise invest in (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) any (i) Equity Investment, or (ii) debt security, in each case other than in the Ordinary Course of Business.

(s) Loans. Except to satisfy contractual obligations existing as of the date hereof as set forth on Schedule 4.1(s) of the BSCA Disclosure Schedule: (i) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit originated or to be originated (collectively, “Loans”) in a manner that is inconsistent with its Ordinary Course of Business, inconsistent with its lending policies and procedures in effect as of the date of this Agreement, or in the case of a modification or renewal would reduce the outstanding unpaid principal and interest owed under the Loan prior to its modification or renewal; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) make or commit to make any Loan to, or enter into any transaction with, any directors, officers, employees or any of its Affiliates; (iv) enter into any Loan securitization or create any special purpose funding entity; (v) enter into any commitment or agreement to purchase any participation interest in any Loan being originated or renewed by a party other than BSCA or BOSC (whether for the entire principal amount of such Loan or a portion thereof) (a “Third Party Loan Participation”) without having first provided BOSC with a copy of the loan underwriting analysis and credit memo of BSCA with respect to such Loan (the “Loan Package”) and BOSC interposing no objection to BSCA’s purchasing such Third Party Loan Participation; or (vi) entering into any commitment or agreement to sell any participation interest in any Loan being originated or renewed by BSCA (whether for the entire the principal amount of such Loan or a portion thereof) (a “BSCA Loan Participation”) without having first provided BOSC with a copy of the Loan Package for such Loan (identifying therein the party(ies) other than BOSC to which BSCA will offer the right to purchase the BSCA Loan Participation) and offering BOSC the right of first refusal to purchase such BSCA Loan Participation and BOSC not exercising that right of first refusal. For any new Loan to be originated by BSCA in a principal amount such that the total loans outstanding to such borrower, including unfunded commitments would be, in excess of $500,000, and for any renewal of a Loan in a principal amount such that the total loans outstanding to such borrower, including unfunded commitments would be, in excess of $1,000,000, prior to committing to extend or renew such Loan, BSCA shall provide BOSC with a copy of the Loan Package with respect to the proposed Loan. BSCA shall consider any comments that may be raised by BOSC within forty-eight (48) hours of BOSC’s receipt of the Loan Package. If BOSC fails to respond to BSCA within forty-eight (48) hours after receipt by BOSC of the Loan Package for such Loan, BOSC shall be deemed to have no comments on such Loan. For any Third Party Loan Participation, if BOSC fails to object to BSCA purchasing such Third Party Loan Participation within forty-eight (48) hours after receipt by BOSC of the Loan Package for such Third Party Loan Participation, BOSC shall be deemed to have interposed no objection to BSCA’s purchasing such Third Party Loan Participation. For any BSCA Loan Participation, if BOSC fails to exercise its right of first refusal to purchase the BSCA Loan Participation within forty-eight (48) hours after receipt by BOSC of the Loan Package for such BSCA Loan Participation, BOSC shall be deemed to have not exercised the right of first refusal for such BSCA Loan Participation and BSCA may thereafter complete the sale of the BSCA Loan Participation to the party(ies) other than BOSC identified in the Loan Package.

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure, acquisition by receipt of a deed-in-lieu of foreclosure or other acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the Ordinary Course of Business); provided, however, that if BSCA obtains an interest in any real estate or in any real estate development project by way of foreclosure, acquisition by receipt of a deed in lieu of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, BSCA shall have obtained a Phase I Environmental Site Assessment (in compliance, at a minimum, with ASTM E1527-13 or ASTM E2247-16, as applicable) prior to having completed such foreclosure or other acquisition.

(u) Adverse Actions. Knowingly take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the transactions contemplated set forth in Section 7.2 not being satisfied or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement, except, in each case, as may be required by applicable Law or regulation.

(v) Tax Elections. Make or change any material Tax election, settle or compromise any of its material Tax liabilities, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of its Taxes, enter into any closing agreement with respect to any material amount of its Taxes or surrender any right to claim a material amount of its Tax refund, adopt or change any method of accounting with respect to its Taxes, or file any amended Tax Return.

(w) Antitakeover Statutes. Take any action: (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares (“Antitakeover Law”); or (ii) to exempt or make not subject to the provisions of any Antitakeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(x) Affiliate Transactions. Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary other than(i) compensation in the Ordinary Course of Business, or (ii) Deposit transactions.

(y) Interest on Deposits. Increase the rate of interest paid on interest-bearing Deposits or on certificates of Deposit, except in a manner and pursuant to policies and the Ordinary Course of Business and consistent with general economic and competitive conditions in BSCA’s market area.

(z) Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

4.2 Forbearances of SCB and BOSC. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement, required by a Governmental Authority of competent jurisdiction, without the prior written consent of BSCA (which such consent shall not be unreasonably withheld or delayed), SCB and BOSC shall not:

(a) Ordinary Course. Except as set forth on Schedule 4.2(a) of the SCB Disclosure Schedule, conduct its respective business other than in the Ordinary Course of Business and in compliance with all Laws and prudent business and banking practices, or fail to use commercially reasonable best efforts to preserve its respective business organization, keep available the present services of its employees and preserve for itself and the other party hereto the goodwill of its customers and others with whom business relations exist.

(b) Capital Stock. (i) Adjust, split, combine or reclassify any capital stock, or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests. Notwithstanding the foregoing, SCB shall be permitted to issue capital stock or equity interests in connection with the issuance of the SCB Common Stock upon the grant of restricted stock awards and/or the exercise of stock options issued or to be issued by SCB and BOSC shall be permitted to issue capital stock or equity interests to SCB.

(c) Dividends. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock.

(d) Governing Documents. Amend, in any material manner, the SCB Articles or the SCB Bylaws or any other governing documents.

(e) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than: (i) as may be required by changes in Laws, regulations or GAAP; (ii) for tax purposes; or (iii) to take advantage of any beneficial tax or accounting methods.

(f) Adverse Actions. Knowingly take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its respective representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the transactions contemplated set forth in Section 7.3 not being satisfied; or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement, except, in each as may be required by applicable or regulation.

(g) Tax Elections. Make or change any material Tax election, settle or compromise any of its material Tax liabilities, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of its Taxes, enter into any closing agreement with respect to any material amount of its Taxes or surrender any right to claim a material amount of its Tax refund, adopt or change any method of accounting with respect to its Taxes, or file any amended Tax Return.

(h) Antitakeover Statutes. Take any action: (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any Antitakeover Law or (ii) to exempt or make not subject to the provisions of any Antitakeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(i) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in a satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in a satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), Deposits or properties of any other Person.

(j) Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1 Disclosure Schedules. On or prior to the date hereof, BSCA has delivered to SCB and BOSC, and SCB has delivered to BSCA, a confidential schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of its covenants contained in Article IV or Article VI. Any information disclosure in any section of such party’s Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement.

5.2 Representations and Warranties of BSCA. BSCA hereby represents and warrants to SCB and BOSC that, except as set forth in the BSCA Disclosure Schedule:

(a) Organization, Standing and Authority. BSCA is a California state- chartered commercial bank duly organized and validly existing under the Laws of the State of California and it is duly authorized by the DFPI to conduct business as a state-chartered bank. BSCA is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect, materially impair the ability of BSCA to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. BSCA has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so authorized would not reasonably be expected to have a Material Adverse Effect, materially impair the ability of BSCA to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. The copies of the BSCA Articles, the BSCA Bylaws, and the other governing documents of BSCA which have been previously made available to BOSC are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) BSCA Capital Structure.

(i) The authorized capital stock of BSCA consists of (i) 12,500,000 shares of BSCA Common Stock, no par value per share, of which 3,757,344 shares are issued and outstanding as of the date hereof, and 10,000,000 of serial preferred stock, of which no shares are issued and outstanding. BSCA also has 437,351 shares of BSCA Common Stock reserved for issuance pursuant to outstanding awards under the BSCA Benefit Plans, and does not have any other shares of capital stock authorized, designated, issued or outstanding. All outstanding shares of BSCA’s capital stock: (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the BSCA Articles, the BSCA Bylaws or any agreement to which BSCA is a party; and (ii) have been offered, sold, issued and delivered by BSCA in all material respects in compliance with all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any shares of BSCA capital stock.

(ii) Other than the BSCA Benefit Plans, BSCA does not have any other plans or agreements providing for equity compensation to any Person.

(iii) Section 5.2(b)(iii) of the BSCA Disclosure Schedule lists, in reasonable detail, all options for shares of BSCA Common Stock, the names of the grantees, the grant date, the exercise prices, and the termination dates thereof. Other than options for 437,351 shares of BSCA Common Stock as set forth on Section 5.2(b)(iii) of the BSCA Disclosure Schedule, there are no Rights or agreements obligating BSCA to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any BSCA capital stock or any capital stock or equity or other ownership interest of BSCA or obligating BSCA to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to BSCA.

(iv) Except for the Shareholder Agreements, there are no (A) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of BSCA to which BSCA or any of its current directors or executive officers is a party, by which BSCA is bound, or of which BSCA has Knowledge, or (B) agreements or understandings to which BSCA is a party, by which BSCA is bound, or of which BSCA has Knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any BSCA capital stock. Except with respect to the outstanding options set forth in clause (iii) immediately above, there are no Rights or agreements obligating BSCA to issue, deliver, sell, repurchase or redeem, or causing BSCA to issue, deliver, sell, repurchase or redeem, any BSCA capital stock or any capital stock or equity or other ownership interest of BSCA or obligating BSCA to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right.

(c) Subsidiaries. BSCA does not have any Subsidiaries.

(d) Corporate Power. BSCA has the requisite corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and BSCA has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of the Requisite BSCA Shareholder Approval and all necessary approvals of Governmental Authorities.

(e) Corporate Authority.

(i) Subject to receipt of the Requisite BSCA Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of BSCA on or prior to the date hereof and will remain in full force and effect through the earlier of the Closing or termination of this Agreement. Other than the Requisite BSA Shareholder Approval, no other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by BSCA and, assuming due authorization, execution and delivery by SCB and BOSC, this Agreement is a valid and legally binding obligation of BSCA, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, by general equity principles, or by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(b)(6)(D)).

(ii) The BSCA Board, by a unanimous vote thereof, has adopted resolutions: (A) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, BSCA and its shareholders; (B) approving and declaring advisable this Agreement and the transactions contemplated hereby; and (C) recommending that BSCA’s shareholders approve and adopt this Agreement.

(f) Regulatory Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BSCA or any of its Affiliates in connection with the execution, delivery or performance by BSCA of this Agreement or to consummate the transactions contemplated hereby, except for: (A) filings of applications or notices with, and approvals or waivers by the OCC, FRB and the DFPI, as required; (B) the filing of an application for, and the issuance of, a permit as contemplated by Section 6.14 herein; (C) filings of applications and notices with certain states and the receipt of all necessary state securities and “Blue Sky” permits or approvals, and (D) the filing of the Bank Merger Agreement with the California Secretary of State and the DFPI with respect to the Merger.

(g) No Conflict. The execution and delivery by BSCA of this Agreement and the consummation of the transactions provided for in this Agreement: (i) do not violate any provision of the BSCA Articles, the BSCA Bylaws, or any provision of applicable federal or state Law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite BSCA Shareholder Approval and the Requisite SCB Shareholder Approval); and (ii) except as set forth in Schedule 5.2(g) of the BSCA Disclosure Schedule, do not require any consent of any Person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which BSCA is a party or by which it is bound, or any order, ruling, decree, judgment, arbitration award or stipulation to which BSCA is subject, or constitute a default thereunder or result in the creation of any Lien, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of BSCA.

(h) Financial Statements; Material Adverse Effect.

(i) BSCA has previously made available to SCB and BOSC accurate and complete copies of the BSCA Financial Statements. The BSCA Financial Statements fairly present in all material respects the financial condition of BSCA as of and for the respective dates set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(ii) The BSCA Financial Statements have been, and are being, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein.

(iii) Since December 31, 2020, BSCA has not incurred any liabilities that are required to be reflected on a balance sheet in accordance with GAAP, except: (A) as disclosed on Schedule 5.2(h)(iii) of the BSCA Disclosure Schedule; (B) liabilities properly accrued or reserved against in the balance sheet of BSCA as of December 31, 2020; (C) liabilities and obligations incurred since December 31, 2020 in the Ordinary Course of Business; (D) liabilities and obligations that are not material to BSCA; and (E) any liabilities and obligations incurred with respect to the transactions contemplated by this Agreement.

(iv) Since December 31, 2020: (A) BSCA has conducted its business in the Ordinary Course Business; and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.2 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to BSCA.

(v) Except as set forth on Schedule 5.2(h)(v) of the BSCA Disclosure Schedule, no agreement pursuant to which any loans or other assets have been or shall be sold by BSCA entitled the buyer of such loans or other assets to cause BSCA to repurchase such loan or other asset or the buyer to pursue any other form of recourse against BSCA. No cash, stock or other dividends or any other distribution with respect to the capital stock of BSCA has been declared, set aside or paid since December 31, 2018. Since December 31, 2020, no shares of capital stock of BSCA have been purchased, redeemed or otherwise acquired, directly or indirectly, by BSCA and no agreements have been made by BSCA to do any of the foregoing.

(i) Legal Proceedings. Except as set forth in Schedule 5.2(i) of the BSCA Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against BSCA, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to BSCA and, to the Knowledge of BSCA, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither BSCA, nor any of the properties owned by BSCA, is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to BSCA.

(j) Regulatory Matters.

(i) BSCA has duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by it under applicable Laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as set forth on Section 5.2(j)(i) of the BSCA Disclosure Schedule, in connection with the most recent examinations of BSCA by the appropriate Governmental Authorities, BSCA was not required to correct or change any action, procedure or proceeding which BSCA believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on BSCA.

(ii) Except as set forth in Section 5.2(j)(ii) of the BSCA Disclosure Schedule, BSCA is not a party to or subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, except in the normal course of business, has BSCA adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Since December 31, 2018, no assessments have been made or imposed by any Governmental Authority on BSCA.

(iii) Except as set forth in Section 5.2(j)(iii) of the BSCA Disclosure Schedule, since December 31, 2018, no Governmental Authority has initiated or has pending any proceeding, enforcement action or, to the Knowledge of BSCA, investigation or inquiry into the business, operations, policies, practices or disclosures of BSCA (other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of BSCA), or, to the Knowledge of BSCA, threatened any of the foregoing.

(iv) BSCA is “well-capitalized” as defined by applicable Laws and regulations. The most recent regulatory rating given to BSCA as to compliance with the Community Reinvestment Act is “Satisfactory” or better. Since the last regulatory examination of BSCA with respect to Community Reinvestment Act compliance, BSCA has not received any complaints as to Community Reinvestment Act compliance, and no proceedings are pending, nor to the Knowledge of BSCA, threatened with respect to any violations of consumer fair lending Laws or regulations.

(k) Compliance with Laws. Except as set forth in Schedule 5.2(k) of the BSCA Disclosure Schedule, BSCA:

(i) is and at all times since December 31, 2018 has been in material compliance with all applicable federal, state, local and foreign statutes, Laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the AML Act, and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(ii) has and at all times since December 31, 2018 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to do so would not have a Material Adverse Effect on BSCA; and all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BSCA, no suspension or cancellation of any of them is pending or threatened;

(iii) has not received, since December 31, 2018, any notification or communication from any Governmental Authority (A) asserting that BSCA is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Knowledge of BSCA, do any grounds for any of the foregoing exist);

(iv) has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, has designed disclosure controls and procedures to ensure that material information is made known to the management of BSCA on no less than a quarterly basis, and has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and has identified for its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls; and

(v) is and at all times since December 31, 2018 has been in material compliance with all applicable federal, state, local and foreign statutes, Laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority relating to abandoned property, escheat or similar laws.

(l) BSCA Material Contracts; Defaults.

(i) Except as set forth in Schedule 5.2(l) of the BSCA Disclosure Schedule, BSCA is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (A) with respect to the employment of any of its directors, officers, employees or consultants; (B) which would entitle any present or former director, officer, employee or agent of BSCA to indemnification from BSCA; (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $50,000 per annum; (D) which is with or to a labor union or guild (including any collective bargaining agreement); (E) which relates to the incurrence of indebtedness (other than Deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, or similar obligation, in each case, in the Ordinary Course of Business); (F) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of BSCA; (G) which involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case or $100,000 in all such cases, other than purchases and sales of investment securities and loans in the Ordinary Course of Business; (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees; (I) which provides for the payment by BSCA of payments upon a change of control thereof; (J) which is a lease for any real or material personal property owned or presently used by BSCA; (K) which materially restricts the conduct of any business by BSCA or limits the freedom of BSCA to engage in any line of business in any geographic area (or would so restrict BSCA after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires BSCA to offer specified products or services to their customers or depositors on a priority or exclusive basis; (L) which is with respect to, or otherwise commits BSCA to do, any of the foregoing; or (M) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “BSCA Material Contracts”).

(ii) Each BSCA Material Contract is valid and binding on BSCA, is in full force and effect (other than due to the ordinary expiration thereof), and to the Knowledge of BSCA, is valid and binding on the other parties thereto. To the Knowledge of BSCA, there is no material default under any BSCA Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as previously disclosed, no power of attorney or similar authorization given directly or indirectly by BSCA is currently outstanding.

(iii) All outstanding Loans from BSCA to its current and former officers and directors are set forth on Section 5.2(l)(iii) of the BSCA Disclosure Schedule, and except as set forth thereon, there has been no default on, or forgiveness or waiver of, in whole or in part, any such Loan during the two years immediately preceding the date hereof.

(m) No Brokers. Other than for financial advisory services performed for BSCA by MJC Partners, LLC pursuant to an agreement dated March 2, 2021 and provided to BOSC, no action has been taken by BSCA that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby. The BSCA Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of MJC Partners, LLC, to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Per Share Merger Consideration to be received by the holders of BSCA Common Stock in the Merger is fair, from a financial point of view, to such holders.

(n) Employee Benefit Plans.

(i) Section 5.2(n)(i) of the BSCA Disclosure Schedule lists all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of BSCA and current or former directors or independent contractors of BSCA, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “BSCA Benefit Plans”). BSCA has made available to BOSC true and complete copies of: (A) all BSCA Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any BSCA Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and accountants’ opinions required to be filed with such annual report; (C) the most recent determination or opinion letter issued by the IRS with respect to each BSCA Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (D) the most recent summary plan description and any summary of material modifications, as required, for each BSCA Benefit Plan; (E) the most recent actuarial report, if any relating to each BSCA Benefit Plan; and (F) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan.

(ii) Each BSCA Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable Law and with the terms and provisions of all documents, contracts or agreements pursuant to which such BSCA Benefit Plan is maintained. Each BSCA Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has either received a favorable determination letter from the IRS, or is the subject of a favorable opinion letter on the pre-approved plan document upon which such Pension Plan is based and upon which BSCA may rely, and BSCA is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. BSCA has not received any written correspondence from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, an BSCA Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such BSCA Benefit Plan. Other than routine claims for benefits under the BSCA Benefit Plans in accordance with administrative claims and appeals procedures, there is no material pending or, to BSCA’s Knowledge, threatened litigation relating to the BSCA Benefit Plans. BSCA has not engaged in a transaction with respect to any BSCA Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Since December 31, 2018 through the date hereof, there are no matters pending before the IRS, DOL or other governmental agency with respect to the audit, examination or investigation involving any BSCA Benefit Plan.

(iii) Except as set forth on Schedule 5.2(n)(iii) of the BSCA Disclosure Schedule, neither BSCA nor any other Person that would be considered a single employer with BSCA under Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) at any relevant time has ever maintained or has or could have any liability, contingent or otherwise, with respect to (A) a plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code, (B) a Multiemployer Plan (as defined in 4001(a)(3) of ERISA), or (C) a “multiple employer plan” subject to Section 413(c) of the Code, and, with respect to each of the foregoing, no liability, contingent or otherwise, is reasonably expected to be incurred by BSCA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby.

(iv) All contributions required to be made under the terms of any BSCA Benefit Plan have been timely made in all material respects. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. BSCA has not provided, nor is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except as set forth on Schedule 5.2(n)(v) of the BSCA Disclosure Schedule, BSCA does not have any obligations for retiree health and life benefits under any BSCA Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality or under any disability benefit plan or severance arrangement. BSCA may amend or terminate any such BSCA Benefit Plan in accordance with and to the extent permitted by its terms at any time without incurring any additional liability thereunder. No event or condition exists with respect to any BSCA Benefit Plan that could subject BSCA to a material tax under Section 4980B of the Code.

(vi) Except as set forth on Schedule 5.2(n)(vi) of the BSCA Disclosure Schedule, neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event: (A) entitle any employees or any current or former director or independent contractor of BSCA to severance pay or any increase in severance pay upon any termination of employment after the date hereof; (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the BSCA Benefit Plans; (C) result in any payment that would be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; or (D) result in any payment or portion of any payment that would not be deductible by BSCA under Section 162(m) of the Code when paid.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each BSCA Benefit Plan. All required tax filings with respect to each BSCA Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii) No BSCA Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(ix) Each BSCA Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(o) Labor Matters. Except as set forth on Schedule 5.2(o) of the BSCA Disclosure Schedule, BSCA is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is BSCA the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel BSCA to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to BSCA’s Knowledge, threatened, nor, to BSCA’s Knowledge, are any employees of BSCA seeking to certify a collective bargaining unit or engaging in other organizational activity. Since December 31, 2018, BSCA has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law.

(p) Environmental Matters. To the Knowledge of BSCA, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on BSCA any liability or obligation arising under any Environmental Laws pending or threatened against BSCA, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BSCA. To the Knowledge of BSCA, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BSCA. To the Knowledge of BSCA, BSCA is in compliance in all material respects with applicable Environmental Laws. To the Knowledge of BSCA, no real property (including buildings or other structures) currently or formerly owned or operated by BSCA or any property in which BSCA has held a security interest, Lien or a fiduciary or management role (“BSCA Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to BSCA. BSCA could not be deemed the owner or operator of, nor has either participated in the management regarding Hazardous Substances of, any BSCA Loan Property or any property of BSCA which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to BSCA. To the Knowledge of BSCA, BSCA does not have any liability for any Hazardous Substance disposal or contamination on any third party property. To the Knowledge of BSCA, neither BSCA nor any Person whose liability BSCA has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. BSCA is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To the Knowledge of BSCA, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving BSCA, any currently or formerly owned or operated property, any BSCA Loan Property, or, to BSCA’s Knowledge, any Person whose liability BSCA has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against BSCA, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any BSCA Loan Property or property of BSCA. BSCA has made available to BOSC true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to BSCA and any currently or formerly owned or operated property.

(q) Tax Matters. Except as set forth in Schedule 5.2(q) of the BSCA Disclosure Schedule:

(i) BSCA has timely filed all Tax Returns required to have been filed, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, such Tax Returns are true, correct and complete in all material respects and none of such Tax Returns has been amended.

(ii) All material Taxes required to be paid or remitted by BSCA on or before the date hereof have been so paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, are sufficiently reserved in the BSCA Financial Statements in accordance with GAAP.

(iii) BSCA and its respective officers, directors or any employee responsible for Tax matters have complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(iv) BSCA has not waived any statute of limitations in respect of its Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) BSCA has not engaged in any transaction that would constitute a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(vi) The unpaid Taxes of BSCA (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on BSCA’s balance sheet dated December 31, 2020 and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BSCA in filing its Tax Returns.

(vii) BSCA is not currently the beneficiary of any extension of time within which to file any Tax Returns.

(viii) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BSCA.

(ix) No Tax actions by any Governmental Authority are pending or being conducted with respect to BSCA.

(x) BSCA has not received from any taxing authority (including jurisdictions in which BSCA has filed Tax Returns) any written: (A) notice indicating an intent to open an audit or other review; (B) request for information related to Tax matters; or (C) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against BSCA.

(xi) BSCA is not a party to or bound by any tax sharing, tax allocation or tax indemnity agreement.

(xii) BSCA has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns other than any such group of which BSCA was parent.

(xiii) BSCA is not currently liable, nor does BSCA have any potential liability, for the Taxes of another Person: (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law); (B) as transferee or successor; or (C) by contract (other than a contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes) or indemnity.

(xiv) In the past two (2) years, BSCA has not been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(xv) BSCA has not been nor will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(xvi) BSCA will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code or similar state and local Tax Law; (B) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax Law executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) prepaid amount received on or prior to the Closing Date; or (E) improper method of accounting used on or prior to the Closing Date.

(xvii) BSCA has (i) properly complied with all applicable Laws with respect to the deferral of the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state, local or foreign Legal Requirements), (ii) properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act and (iii) not deferred any Taxes pursuant to the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued August 8, 2020.

(xviii) BSCA has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code.

(r) Risk Management Instruments. BSCA is not a party to, nor has it agreed to enter into, a Derivatives Contract.

(s) Loans; Nonperforming and Classified Assets.

(i) Except as set forth in Schedule 5.2(s)(i) of the BSCA Disclosure Schedule, each Loan on the books and records of BSCA was made and has been serviced in all material respects in accordance with its customary lending standards in the Ordinary Course of Business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of BSCA, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) Schedule 5.2(s)(ii) of the BSCA Disclosure Schedule sets forth, as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the Knowledge of BSCA, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by BSCA, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any current or former director or executive officer of BSCA or an Affiliate of BSCA.

(iii) Schedule 5.2(s)(iii) of the BSCA Disclosure Schedule sets forth a list and description of all loan participations entered into between BSCA and any third party which are reflected on the books and records of BSCA. A true and complete copy of each document relating to each loan participation has been made available to SCB and BOSC, with the exception of loan files for loans guaranteed by the SBA or another Governmental Authority and sold in the Ordinary Course of Business, other than loans originated by BSCA under the Coronavirus Aid, Relief, and Economic Security Act, the Coronavirus Response and Relief Supplemental Appropriations Act of 2021 (the “CARES Act”), and Main Street Lending Program established by the FRB.

(t) Properties. Schedule 5.2(t) of the BSCA Disclosure Schedule lists all real property owned or leased by BSCA. With respect to such real property that is owned by BSCA, BSCA has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except: (i) Liens for current Taxes and assessments not yet due and payable and for which adequate reserves have been established; (ii) Liens set forth in policies for title insurance of such properties delivered to SCB and BOSC; (iii) survey imperfections set forth in surveys of such properties delivered to SCB and BOSC; or (iv) as set forth on Schedule 5.2(t)(A) of the BSCA Disclosure Schedule. With respect to such real property that is leased by BSCA, BSCA has a good and valid leasehold estate in and to such property. Except as set forth on Schedule 5.2(t)(B) of the BSCA Disclosure Schedule, BSCA has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to SCB and BOSC, and all such lease(s) are in full force and effect and will not lapse or terminate prior to the Closing Date. Neither BSCA, nor to the Knowledge of BSCA any landlord thereunder, is in default of any of their respective obligations under any such lease(s) and any such lease(s), to the Knowledge of BSCA, constitute the valid and enforceable obligations of the parties thereto. Other than as set forth on Schedule 5.2(t)(C) of the BSCA Disclosure Schedule, the transactions contemplated hereby will not require the consent of any landlord under any such lease. All real and material personal property owned by BSCA or presently used by BSCA in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the Ordinary Course of Business. BSCA has good and marketable title, free and clear of all Liens to all of its owned material properties and assets, other than real property, except: (i) pledges to secure Deposits and FHLB advances incurred in the Ordinary Course of Business; (ii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent; or (iii) as set forth on Schedule 5.2(t)(D) of the BSCA Disclosure Schedule. All personal property which is material to BSCA’s business and leased or licensed by BSCA is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(u) Intellectual Property.

(i) Schedule 5.2(u) of the BSCA Disclosure Schedule sets forth all of the material patents, copyrights, trade names, service marks, trademarks and other intellectual property rights owned and/or used in BSCA’s business. Except as set forth on Schedule 5.2(u) of the BSCA Disclosure Schedule, BSCA owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its business, free and clear of any material Liens, and BSCA has not received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the Knowledge of BSCA, the operation of the business of BSCA does not infringe or violate the intellectual property of any third party. BSCA has performed in all material respects all the obligations required to be performed by it and it is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(ii) Schedule 5.2(u) of the BSCA Disclosure Schedule lists all computer software (other than off-the-shelf commercial software programs) currently used by BSCA or stored on any BSCA computer (collectively, the “Software”). BSCA owns and possesses all right, title and interest in and to, or has a valid license to use, and following completion of the transactions contemplated herein, will own or have a valid license or right to use, all of the Software. No proceeding by any third Person against BSCA contesting the validity, enforceability, use or ownership of any such Software has been made, is currently outstanding or is, to BSCA’s Knowledge, threatened, and to BSCA’s Knowledge, there is no reasonable basis for any such proceeding. Neither BSCA nor any registered agent of BSCA, has received any notices of, or has any Knowledge of, any reasonable basis for an allegation of any infringement or misappropriation by, or conflict with, any third Person with respect to the Software. BSCA’s use of the Software has not infringed, misappropriated or otherwise violated any intellectual property rights of any third Person and BSCA has no Knowledge of any infringement, misappropriation or conflict which will occur as a result of the continued use of the Software as presently used by BSCA.

(v) Fiduciary Accounts. BSCA does not have trust powers and has not and does not act as a fiduciary, trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in any capacity.

(w) Books and Records.

(i) The books and records of BSCA are complete and correct in all material respects and have been maintained in accordance with sound business practices. Each transaction is properly and accurately recorded on the books and records of BSCA, and each document upon which entries in books and records of BSCA are complete and accurate in all material respects.

(ii) Since December 31, 2018, (A) to the Knowledge of BSCA, BSCA has not received notice (written or oral) or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of BSCA or its internal accounting controls, including any material complaint, allegation, assertion or claim that BSCA has engaged in questionable accounting or auditing practices, and (B) no accountant or attorney engaged by BSCA, whether or not employed by BSCA, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by BSCA or its respective officers, directors, members, employees or agents to the BSCA Board or other any committee thereof or, to the Knowledge of BSCA, to any officer or director of BSCA.

(iii) The minute books and stock or equity records of BSCA, all of which have been made available to SCB and BOSC, are correct in all material respects. The minute books of BSCA contain records, accurate in all material respects, of all meetings held and actions taken by the holders of stock or other equity interests, the BSCA Board and committees of the BSCA Board (except to the extent minutes have not yet been approved or finalized by the BSCA Board or committees), and no meeting of any such holders, the BSCA Board or committees has been held for which minutes are not contained in such minute books (except to the extent such minutes have not been approved or finalized by the BSCA Board or committees). At the Closing, all such books and records will be in the possession of BSCA and delivered to SCB and BOSC pursuant to Section 7.3(m).

(x) Insurance. Schedule 5.2(x) of the BSCA Disclosure Schedule sets forth all of the material insurance policies, binders, or bonds currently maintained by BSCA as well as a list of all claims or notices made by BSCA under any such insurance policy since December 31, 2018. BSCA is insured with reputable insurers against such risks and in such amounts as the management of BSCA has reasonably determined to be prudent in accordance with industry practices; all of the material insurance policies, binders, or bonds currently maintained by BSCA are in full force and effect and all premiums therefor have been paid current as of the date hereof and will be paid current as of the Effective Time; BSCA is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(y) Allowance For Loan Losses. BSCA’s allowance for loan losses is, and will be as of the Effective Time, in compliance with BSCA’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, the Financial Accounting Standards Board and applicable bank regulatory agencies and, in the opinion of management of BSCA, is adequate under all such standards. Since December 31, 2018, BSCA has not been notified by any Governmental Entity or independent auditor of BSCA, in writing or otherwise, that: (a) such allowances are inadequate; (b) the practices and policies of BSCA in establishing such allowances and in accounting for non- performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (c) such allowances are inadequate or inconsistent with the historical loss experience of BSCA.

(z) Deposits. All of the deposits held by BSCA (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with all (a) applicable policies, practices and procedures of BSCA, and applicable Law, including anti-money laundering, anti-terrorism or embargoed Persons requirements. Except as set forth Schedule 5.2(z) of the BSCA Disclosure Schedule, no deposit of BSCA is: (a) a Brokered Deposit (as defined in 12 C.F.R. § 337.6(a)(2)); (b) subject to any Encumbrance, legal restraint or other legal process (other than garnishments, pledges, set-off rights, escrow limitations and similar actions taken in the Ordinary Course of Business; or (c) a deposit from a Person that cultivates, manufactures, distributes, sells or services cannabis, hemp or related products. All of the Deposit accounts of BSCA are insured up to the applicable limits through the Deposit Insurance Fund as administered by the FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid for such insurance have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or, to the Knowledge of BSCA, threatened.

(aa) Transactions With Affiliates. Except as set forth on Schedule 5.2(aa) of the BSCA Disclosure Schedule, there are no existing or pending transactions, nor are there any agreements or understandings, with any current or former shareholders, directors, officers or employees of BSCA or any Affiliate of BSCA, relating to, arising from or affecting BSCA, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of BSCA, with or without adequate compensation, in any amount whatsoever.

(bb) Health and Safety.

(i) Except as set forth on Schedule 5.2(bb) of the BSCA Disclosure Schedule, to the Knowledge of BSCA, none of the real property owned or leased by BSCA contains: (A) underground improvements, including treatment or storage tanks, used currently or in the past for the management of Hazardous Substances; (B) a dump, landfill, filled in lands or wetlands; or (C) PCBs, toxic mold, asbestos containing materials.

(ii) BSCA is, and since March 31, 2020, has been, in compliance in all material respects with all federal, state, county, city and other local executive and public health orders and guidance published by any Governmental Authority related or referring to the coronavirus (“COVID-19”) (such orders and guidance, “COVID-19 Regulations”). BSCA has taken commercially reasonable steps to maintain its workplace in accordance with COVID-19 Regulations applicable to its office operations including, but not limited to, the safety of its premises and employees, contractors, vendors, customers, and clients.

(iii) No event has occurred and, to BSCA’s Knowledge, no condition or circumstance exists, that is reasonably likely to constitute, or result directly or indirectly in, a violation of, or a failure to comply, in any material respect, with any COVID-19 Regulation~~s~~. BSCA currently maintains, and will continue until the Effective Time to maintain, policies, practices and procedures to comply in all material respects with all COVID- 19 Regulations now and as they may then be in effect. Neither BSCA nor any of its directors or executive officers have received any claim (formal or informal, written or unwritten) or other communication from any Governmental Authority or any other person that BSCA is not in compliance in any material respect with any COVID-19 Regulation applicable to it.

5.3 Representations and Warranties of SCB and BOSC. SCB and BOSC represent and warrant to BSCA that, except as set forth in the SCB Disclosure Schedule:

(a) Organization, Standing and Authority.

(i) SCB is a corporation duly organized, validly existing and in good standing under the laws of the State of California. SCB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect, materially impair the ability of SCB to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. SCB is registered as a bank holding company under the Bank Holding Company Act. The copies of the SCB Articles, the SCB Bylaws, and other governing documents of SCB which have been previously made available to BSCA are true, complete, and correct copies of such documents as in effect on the date of this Agreement.

(ii) BOSC is a national banking association duly organized and validly existing under the Laws of the United States of America and it is duly authorized by the OCC to conduct business as a commercial bank. BOSC is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect, materially impair the ability of BOSC to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. BOSC has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so authorized would not reasonably be expected to have a Material Adverse Effect, materially impair the ability of BOSC to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby. The Deposit accounts of BOSC are insured by the FDIC, in the manner and to the maximum extent provided by applicable Law, and BOSC has paid all Deposit insurance premiums and assessments required by applicable Laws and regulations. The copies of the BOSC Articles, the BOSC Bylaws, and other governing documents of BOSC which have been previously made available to BSCA are true, complete, and correct copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure.

(i) The authorized capital stock of SCB consists of (i) 50,000,000 shares of SCB common stock, no par value per share (“SCB Common Stock”), of which 13,278,005 shares are issued and outstanding, and (ii) 50,000,000 shares of serial preferred stock, no par value, of which no shares are issued and outstanding. SCB does not have any other shares of capital stock authorized, designated, issued or outstanding. All outstanding shares of SCB’s capital stock: (i) have been duly authorized and validly issued and are fully paid, non- assessable and not subject to preemptive rights or similar rights created by statute, the SCB Articles or the SCB Bylaws or any agreement to which SCB is a party, and (ii) have been offered, sold, issued and delivered by SCB in all material respects in compliance with all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any shares of SCB capital stock. SCB also has 2,500,000 shares of SCB Common Stock reserved for issuance under the SCB Benefit Plans, and does not have any other shares of capital stock authorized, designated, issued or outstanding.

(ii) The authorized capital stock of BOSC consists of (i) 20,000,000 shares of BOSC Common Stock, $5.00 par value per share, of which 9,412,690 shares are issued and outstanding and all held by SCB, and (ii) 10,000,000 shares of serial preferred stock, no par value, of which no shares are issued and outstanding. BOSC does not have any other shares of capital stock authorized, designated, issued or outstanding All outstanding shares of BOSC’s capital stock: (i) have been duly authorized and validly issued and are fully paid, non-assessable (except as provided in 12 U.S.C § 55) and not subject to preemptive rights or similar rights created by statute, the BOSC Articles, the BOSC Bylaws or any agreement to which BOSC is a party, and (ii) have been offered, sold, issued and delivered by BOSC in all material respects in compliance with all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any shares of BOSC capital stock.

(iii) Schedule 5.3(b)(iii) of the SCB Disclosure Schedule lists, in reasonable detail, each restricted stock grant and the terms thereof outstanding under the SCB Plans and lists, in reasonable detail, all options for shares of SCB Common Stock outstanding under the SCB Plans, the names of the grantees, the grant date, the exercise prices, and the termination dates thereof. Other than as set forth on Schedule 5.3(b)(iii) of the SCB Disclosure Schedule, there are no Rights or agreements obligating SCB to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any SCB capital stock or any capital stock or equity or other ownership interest of SCB or obligating SCB to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. Other than as set forth on Schedule 5.3(b)(iii) of the SCB Disclosure Schedule, there are no outstanding or authorized stock option, stock appreciation, phantom stock, profit participation, or other similar rights with respect to SCB.

(c) Subsidiaries. SCB does not have any Subsidiaries other than BOSC. BOSC does not have any Subsidiaries.

(d) Corporate Power. Each of SCB and BOSC has the corporate power and authority to carry on its businesses as they are now being conducted and to own all of its properties and assets; Each of SCB and BOSC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of the Requisite SCB Shareholder Approval and all necessary approvals of Governmental Authorities.

(e) Corporate Authority.

(i) Subject to the receipt of the Requisite SCB Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of SCB and BOSC on or prior to the date hereof and will remain in full force and effect through the earlier of the Closing or termination of this Agreement. Except for the Requisite SCB Shareholder Approval, no other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of SCB and BOSC and, assuming due authorization, execution and delivery by BSCA, this Agreement is a valid and legally binding agreement of SCB and BOSC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights, by general equity principles, or by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. § 1818(b)(6)(D)).

(ii) The SCB Board, by unanimous votes thereof, has adopted resolutions: (A) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, SCB and its shareholders; (B) approving this Agreement and the transactions contemplated hereby; (C) recommending that SCB’s shareholders approve and adopt this Agreement; and (D) authorizing its President to act as its duly authorized representative as BOSC’s sole shareholder to approve this Agreement and the transactions contemplated herein.

(iii) SCB, as BOSC’s sole shareholder, has taken action by unanimous written consent to approve this Agreement and the transactions contemplated herein.

(iv) The BOSC Board, by unanimous vote thereof, has adopted resolutions: (A) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, BOSC and its shareholder; and (B) approving this Agreement and the transactions contemplated herein.

(f) Regulatory Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by SCB or BOSC in connection with the execution, delivery or performance by SCB and BOSC of this Agreement or to consummate the transactions contemplated hereby, except for: (A) filings of applications or notices with, and approvals or waivers by the OCC, FRB and the DFPI, as required; (B) the filing of an application for, and the issuance of, a permit as contemplated by Section 6.14 herein; (C) filings of applications and notices with certain states and the receipt of all necessary state securities and “Blue Sky” permits or approvals, and (D) the filing of the Bank Merger Agreement with the California Secretary of State and the DFPI with respect to the Merger.

(g) No Conflict. The execution and delivery by each of SCB and BOSC of this Agreement and the consummation of the transactions provided for in this Agreement: (i) do not violate any provision of the SCB Articles, the SCB Bylaws, the BOSC Articles, the BOSC Bylaws, any provision of federal or state Law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite SCB Shareholder Approval and the Requisite BSCA Shareholder Approval); and (ii) except as set forth in Schedule 5.3(g) of the SCB Disclosure Schedule, do not require any consent of any Person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which SCB is a party or by which SCB is bound, or any order, ruling, decree, judgment, arbitration award or stipulation to which SCB is subject, or constitute a default thereunder or result in the creation of any Lien, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of SCB or BOSC.

(h) Financial Statements; Material Adverse Effect.

(i) SCB has previously made available to BSCA accurate and complete copies of the SCB Financial Statements. The SCB Financial Statements fairly present in all material respects the financial condition of SCB as of and for the respective dates set forth therein.

(ii) The SCB Financial Statements have been, and are being, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein.

(iii) Since December 31, 2020, SCB has not incurred any liabilities that are required to be reflected on a balance sheet in accordance with GAAP, except: (A) as set forth on Schedule 5.3(h)(iii) of the SCB Disclosure Schedule; (B) liabilities properly accrued or reserved against in the balance sheet of SCB as of December 31, 2020; (C) liabilities and obligations incurred since December 31, 2020 in the Ordinary Course of Business; (D) liabilities and obligations that are not material to SCB; and (E) any liabilities and obligations incurred with respect to the transactions contemplated by this Agreement.

(iv) Except as set forth on Schedule 5.3(h)(iv) of the SCB Disclosure Schedule, since December 31, 2020: (A) SCB has conducted its businesses in the Ordinary Course Business; and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to SCB.

(v) No agreement pursuant to which any loans or other assets have been or shall be sold by BOSC entitled the buyer of such loans or other assets to cause BOSC to repurchase such loan or other asset or the buyer to pursue any other form of recourse against BOSC. All cash, stock or other dividends or any other distribution with respect to the capital stock of SCB has been declared, set aside or paid since December 31, 2020, except as set forth on Schedule 5.3(h)(v) of the SCB Disclosure Schedule. Since December 31, 2020, no shares of capital stock of SCB has been purchased, redeemed or otherwise acquired, directly or indirectly, by SCB and no agreements have been made by SCB to do any of the foregoing.

(i) Legal Proceedings. Except as set forth in Schedule 5.3(i) of the SCB Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against SCB or BOSC, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to SCB and, to the Knowledge of SCB, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither SCB nor BOSC, or any of its respective properties, is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to SCB.

(j) Regulatory Matters.

Each of SCB and BOSC has duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by it under applicable Laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable Laws and regulations. Except as set forth on Schedule 5.3(j) of the SCB Disclosure Schedule, in connection with the most recent examination of SCB and BOSC by the appropriate Governmental Authorities, neither SCB nor BOSC was required to correct or change any action, procedure or proceeding which SCB and BOSC believe in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on either of SCB or BOSC.

(i) Except as set forth on Schedule 5.3(j)(i) of the SCB Disclosure Schedule, neither SCB nor BOSC is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, except in the normal course of business, has either SCB or BOSC adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. SCB and BOSC have paid all assessments made or imposed by any Governmental Authority except where the failure to pay any such assessments is not reasonably expected to have individually or in the aggregate, a Material Adverse Effect on SCB.

(ii) Except as set forth on Schedule 5.3(j)(ii) of the SCB Disclosure Schedule, since December 31, 2018, no Governmental Authority has initiated or has pending any proceeding, enforcement action or, to the Knowledge of SCB, investigation or inquiry into the business, operations, policies, practices or disclosures of SCB or BOSC (other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of SCB and BOSC), or, to the Knowledge of SCB, threatened any of the foregoing.

(iii) BOSC is “well-capitalized” as defined in applicable Laws and regulations. The most recent regulatory rating given to BOSC as to compliance with the Community Reinvestment Act is “Satisfactory” or better. Since the last regulatory examination of BOSC with respect to Community Reinvestment Act compliance, BOSC has not received any complaints as to Community Reinvestment Act compliance, and no proceedings are pending, nor to the Knowledge of SCB, threatened with respect to any violations of consumer fair lending Laws or regulations.

(k) Compliance With Laws. Except as set forth on Schedule 5.3(k) of the SCB Disclosure Schedule, BOSC:

(i) is and at all times since December 31, 2018, has been in material compliance with all applicable federal, state, local and foreign statutes, Laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the AML Act all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(ii) has and at all times since December 31, 2018, has had all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities (and have paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to do so would not have a Material Adverse Effect on SCB; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of SCB, no suspension or cancellation of any of them is pending or threatened;

(iii) has not received, since December 31, 2018, any notification or communication from any Governmental Authority (A) asserting that BOSC is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Knowledge of SCB, do any grounds for any of the foregoing exist);

(iv) has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, have designed disclosure controls and procedures to ensure that material information is made known to the management of SCB on no less than a quarterly basis, and have disclosed, based on its most recent evaluation prior to the date hereof, to their auditors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect their ability to record, process, summarize and report financial data and have identified for their auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls; and

(v) is and at all times since December 31, 2018 has been in material compliance with all applicable federal, state, local and foreign statutes, Laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority relating to abandoned property, escheat or similar laws.

(l) SCB Material Contracts; Defaults.

(i) Except as set forth in Schedule 5.3(l) of the SCB Disclosure Schedule, neither SCB nor BOSC is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (A) with respect to the employment of any of its respective current directors, officers, employees or consultants; (B) which would entitle any present or former director, officer, employee or agent of SCB or BOSC to indemnification from SCB or BOSC; (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $300,000 per annum; (D) which is with or to a labor union or guild (including any collective bargaining agreement); (E) which relates to the incurrence of indebtedness (other than Deposit liabilities, advances and loans from the FHLB, leases, and sales of securities subject to repurchase, or similar obligation, in each case, in the Ordinary Course of Business); (F) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of SCB or BOSC; (G) which involves the purchase or sale of assets with a purchase price of $150,000 or more in any single case or $300,000 in all such cases, other than purchases and sales of investment securities and loans in the Ordinary Course of Business; (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $300,000 or more in annual fees; (I) which provides for the payment by SCB or BOSC of payments upon a change of control thereof; (J) which materially restricts the conduct of any business by SCB or BOSC or limits the freedom of SCB or BOSC to engage in any line of business in any geographic area (or would so restrict SCB or BOSC after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires SCB or BOSC to offer specified products or services to their customers or depositors on a priority or exclusive basis; (K) which is with respect to, or otherwise commits SCB or BOSC to do, any of the foregoing; or (L) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “SCB Material Contracts”).

(ii) To the Knowledge of SCB, each SCB Material Contract is valid and binding on SCB or BOSC, as applicable, and is in full force and effect (other than due to the ordinary expiration thereof) and is valid and binding on the other parties thereto. Neither SCB, BOSC, nor to the Knowledge of SCB, any other parties thereto, is in material default under any SCB Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as previously disclosed, no power of attorney or similar authorization given directly or indirectly by either SCB or BOSC is currently outstanding.

(iii) All outstanding Loans from BOSC to its officers and directors are set forth on Schedule 5.3(l)(iii) of the SCB Disclosure Schedule, and except as set forth thereon, there has been no default on, or forgiveness or waiver of, in whole or in part, any such Loan during the two years immediately preceding the date hereof.

(m) No Brokers. The SCB Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James & Associates, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to SCB. No action has been taken by SCB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(n) Environmental Matters. To the Knowledge of SCB, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on SCB or BOSC any liability or obligation arising under any Environmental Laws pending or threatened against SCB or BOSC, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SCB. To the Knowledge of SCB, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SCB. To the Knowledge of SCB, SCB and BOSC are in compliance in all material respects with applicable Environmental Laws. To the Knowledge of SCB, no real property (including buildings or other structures) currently or formerly owned or operated by SCB or BOSC, or any property in which BOSC has held a security interest, Lien or a fiduciary or management role (“BOSC Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to SCB, BOSC could be deemed the owner or operator of, nor has either participated in the management regarding Hazardous Substances of, any BOSC Loan Property or any property of SCB or BOSC which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to BOSC. To the Knowledge of SCB, neither SCB nor BOSC has any liability for any Hazardous Substance disposal or contamination on any third party property. To the Knowledge of SCB, neither SCB nor BOSC, nor any Person whose liability SCB or BOSC has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Neither SCB nor BOSC is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To the Knowledge of SCB, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving SCB or BOSC, any currently or formerly owned or operated property, any BOSC Loan Property, or, to SCB’s Knowledge, any Person whose liability SCB or BOSC has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against SCB or BOSC, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any BOSC Loan Property or property of SCB or BOSC. SCB has made available to BSCA true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to SCB or BOSC and any currently or formerly owned or operated property.

(o) Tax Matters. Except as set forth on Schedule 5.3(o) of the SCB Disclosure Schedule:

(i) SCB has timely filed all Tax Returns required to have been filed, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, such Tax Returns are true, correct and complete in all material respects and none of such Tax Returns has been amended.

(ii) All material Taxes required to be paid or remitted by SCB on or before the date hereof have been so paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, are sufficiently reserved in the SCB Financial Statements in accordance with GAAP.

(iii) SCB has not waived any statute of limitations in respect of its Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) SCB has not engaged in any transaction that would constitute a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(v) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SCB.

(vi) No Tax actions by any Governmental Authority are pending or being conducted with respect to SCB.

(vii) SCB has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code.

(p) Loans; Nonperforming and Classified Assets.

(i) Except as set forth on Schedule 5.3(p)(i) of the SCB Disclosure Schedule, each Loan on the books and records of BOSC was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of SCB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) Schedule 5.3(p)(ii) of the SCB Disclosure Schedule sets forth, as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to the Knowledge of SCB, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by BOSC, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of BOSC or an Affiliate of BOSC.

(q) Properties. Schedule 5.3(q) of the SCB Disclosure Schedule lists all real property owned or leased by SCB or BOSC. With respect to such real property that is owned by SCB or BOSC has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except: (i) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established; (ii) Liens set forth in policies for title insurance of such properties delivered to BSCA; (iii) survey imperfections set forth in surveys of such properties delivered to BSCA; or (iv) as set forth Schedule 5.3(q)(A) of the SCB Disclosure Schedule. With respect to such real property that is leased by BOSC has a good and valid leasehold estate in and to such property. Any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date. Neither SCB nor BOSC, nor to the Knowledge of SCB any landlord thereunder, is in default of any of its obligations under any such lease and any such lease constitutes the valid and enforceable obligations of the parties thereto. The transactions contemplated hereby will not require the consent of any landlord under any such lease. All real and personal property owned by SCB or BOSC or presently used by SCB or BOSC in its businesses is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. SCB and BOSC have good and marketable title, free and clear of all Liens to all of their owned material properties and assets, other than real property, except: (i) pledges to secure Deposits and FHLB advances incurred in the ordinary course of BOSC’s banking business consistent with past practice; and (ii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent. All personal property which is material to SCB’s and BOSC’s businesses and leased or licensed by SCB or BOSC is held pursuant to leases or licenses which are valid and enforceable in accordance with its terms and such leases will not terminate or lapse prior to the Effective Time.

(r) Intellectual Property. Except as set forth on Schedule 5.3(r) of the SCB Disclosure Schedule, SCB or BOSC owns or possesses valid and binding licenses and other rights to use all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its business, free and clear of any material Liens. Neither SCB nor BOSC has received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the Knowledge of SCB, the operation of the businesses of SCB and BOSC do not infringe or violate the intellectual property of any third party. Each of SCB and BOSC has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(s) Fiduciary Accounts. BOSC has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws, regulations and common Laws. To the Knowledge of SCB, neither BOSC nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(t) Books and Records.

(i) The books and records of SCB and BOSC are complete and correct in all material respects and have been maintained in accordance with sound business practices. Each transaction is properly and accurately recorded on the books and records of SCB and BOCS, and each document upon which entries in books and records of SCB and BOSC are complete and accurate in all material respects.

(ii) Since December 31, 2018, (A) to the Knowledge of SCB, neither SCB nor BOSC has received notice (written or oral) or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SCB or BOSC or its internal accounting controls, including any material complaint, allegation, assertion or claim that SCB or BOSC has engaged in questionable accounting or auditing practices, and (B) no accountant or attorney engaged by SCB or BOSC, whether or not employed by SCB or BOSC, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by SCB or BOSC or their respective officers, directors, members, employees or agents to the SCB Board or BOSC Board or other any committee thereof or, to the Knowledge of SCB, to any officer or director of SCB.

(iii) The minute books and stock or equity records of SCB and BOSC, all of which have been made available to BSCA, are correct in all material respects. The minute books of SCB and BOSC contain records, accurate in all material respects, of all meetings held and actions taken by the holders of stock or other equity interests, the SCB Board, the BOSC Board and committees thereof (except to the extent minutes have not yet been approved or finalized by the respective board or committees), and no meeting of any such holders, the SCB Board or the BOSC Board or committees thereof has been held for which minutes are not contained in such minute books (except to the extent such minutes have not been approved or finalized by the respective board or committees).

(u) Allowance For Loan Losses. BOSC’s allowance for loan losses is in compliance with BOSC’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, the Financial Accounting Standards Board and applicable bank regulatory agencies and, in the opinion of management of BOSC, is adequate under all such standards. Since December 31, 2018, BOSC has not been notified by any Governmental Entity or independent auditor of SCB or BOSC, in writing or otherwise, that: (a) such allowances are inadequate; (b) the practices and policies of BOSC in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (c) such allowances are inadequate or inconsistent with the historical loss experience of BOSC.

(v) Transactions with Affiliates. Except as set forth on Schedule 5.3(v) of the SCB Disclosure Schedule, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of SCB or BOSC or any Affiliate of thereof, relating to, arising from or affecting SCB or BOSC, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of SCB or BOSC, with or without adequate compensation, in any amount whatsoever.

ARTICLE VI
COVENANTS

6.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of SCB, BOSC and BSCA agrees to use its commercially reasonable efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.2 Regulatory Filings.

(a) Subject to the other provisions of this Agreement, SCB, BOSC and BSCA shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby; and SCB and BOSC shall use its commercially reasonable efforts to make any necessary filings with Governmental Authorities, as soon as reasonably practicable following the date of this Agreement, and in any event within 45 days of the date hereof.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party or Governmental Authority.

(c) Except as to any material or information that is confidential or proprietary to SCB or BOSC (or for which SCB or BOSC is subject to a confidentiality obligation or undertaking), each party shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the confidentiality of information, all the information relating to SCB, BOSC or BSCA, as the case may be, that appear in any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(d) Each party shall promptly advise the other party upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.3 Press Releases. SCB, BOSC and BSCA shall consult with each other before issuing any press release with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that either party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of the securities exchange on which it trades, to the extent applicable.

6.4 Access; Information.

(a) Upon reasonable notice from SCB and subject to applicable Laws relating to the exchange of information, BSCA shall afford SCB and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of BSCA and to such other information relating to BSCA as SCB may reasonably request and, during such period, BSCA shall furnish to SCB and BOSC all information concerning the business, properties and personnel of BSCA as SCB may reasonably request. Such access to the books, records, properties, personnel, advisors, and information of BSCA shall permit SCB and BOSC and their duly authorized representatives access for all purposes in connection with the Merger, including, without limitation: (i) meeting with, interviewing, and assessing the qualifications of employees of BSCA to be employed by SCB and/or BOSC from and after the Effective Time; (ii) assessing and confirming the timely conversion of the data processing systems and processes of BSCA in connection with the Merger; (iii) assessing and measuring the assets and liabilities of BSCA for purposes of fair value accounting in connection with the Merger; and (iv) otherwise confirming the accuracy and completeness of the information being provided by BSCA to SCB and BOSC under this Agreement.

(b) Upon reasonable notice from BSCA and subject to applicable Laws relating to the exchange of information, SCB and BOSC shall afford BSCA and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of SCB and BOSC and to such other information relating to SCB or BOSC as BSCA may reasonably request and, during such period, it shall furnish to BSCA all information concerning the business, properties and personnel of SCB and BOSC as BSCA may reasonably request.

(c) BSCA shall cooperate, and use its commercially reasonable efforts to cause its independent auditor to cooperate, at BSCA’s expense, with SCB and BOSC and their independent auditor in order to enable SCB and its Affiliates to prepare financial statements, including, without limitation, pro forma financial information, for BSCA that may be required by SCB and/or BOSC in connection with the filing of regulatory applications with Governmental Authorities or otherwise required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, BSCA agrees that it will execute and deliver, and cause its officers to execute and deliver (including former officers of BSCA after the Closing,) such “representation” letters as are customarily delivered in connection with audits and as the independent auditors of SCB or BOSC may respectively reasonably request under the circumstances.

(d) All information furnished pursuant to this Section 6.4 shall be subject to the provisions of Section 6.19 of this Agreement. None of SCB, BOSC or BSCA shall be required to provide access or disclose information where such access or disclosure would the jeopardize such party’s attorney-client privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), provided that that in any event, a party asserting such privilege will work with the other parties in good faith to make appropriate substitute disclosure arrangements.

(e) Not later than the earlier of (i) the day immediately following the monthly BSCA Board meeting each calendar month or (ii) thirty (30) days after each calendar month end during the period from the date of this Agreement until the Closing Date or termination of this Agreement in accordance with its terms, BSCA shall prepare in good faith and deliver to SCB: (A) a balance sheet of BSCA as of such month end and related statements of income prepared on a basis consistent with GAAP and the BSCA Financial Statements (each such statement, an “Interim Statement”); (B) a copy of all reports to the BSCA Board for such month, including without limitation, reports regarding the deposits, Loans, any Loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to the Knowledge of BSCA, in default of any other material provision thereof, each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by BSCA, or an applicable regulatory authority, the ALLL report (including the analysis of the adequacy thereof), a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof, and each Loan with any director or executive officer of BSCA; (C) confirmation of BSCA’s accrual and/or payment of all expenses related to the Merger, including all accountant fees, attorneys’ fees, investment advisor and broker fees, employee and consultant salaries, fees, bonuses (including retention bonuses), change in control payments, and other compensation, conversion costs, and contract termination fees.

(f) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other party set forth herein.

6.5 No Solicitation.

(a) BSCA shall not, and shall not permit or authorize any of its Affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representatives retained by BSCA) (all of the foregoing, collectively “Representatives”), directly or indirectly, to: (i) solicit, initiate, encourage or knowingly facilitate any inquiry, proposal or offer with respect to, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal; or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

(b) BSCA shall: (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal; and (ii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement.

(c) Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Requisite BSCA Shareholder Approval: (i) BSCA receives a written Acquisition Proposal that the BSCA Board believes in good faith to be bona fide; such Acquisition Proposal was unsolicited and did not otherwise result from a breach of Section 6.5(a); and (iii) the BSCA Board determines in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal; and (iv) the BSCA Board determines in good faith (and based on the advice of outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would reasonably likely constitute a breach of its fiduciary duties to the shareholders of BSCA under applicable Law, then BSCA may (x) furnish information with respect to BSCA to the Person making such Acquisition Proposal and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to clause (x) or engaging in any discussions or negotiations pursuant to clause (y), BSCA shall have entered into a confidentiality agreement with such third party on terms substantially similar to, and no less favorable to BSCA than the Confidentiality Agreement and provided that any non-public information provided to any Person given access shall have been previously provided to SCB or shall be provided to SCB prior to or concurrently with the time it is provided to such Person.

(d) In the event BSCA receives or negotiates (to the extent permitted by Section 6.5(c)) an unsolicited bona fide Acquisition Proposal that the BSCA Board concludes in good faith constitutes a Superior Proposal, BSCA may take any of the actions set forth above in Section 6.5(c), but only after: (i) BSCA promptly notifies SCB in writing at least five (5) Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making, such Superior Proposal, and contemporaneously furnishing a copy of the Superior Proposal or relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any amendment to any other material term of such Superior Proposal shall require a new written notice by BSCA and a new five (5) Business Day period); and (ii) prior to the expiration of such five (5) Business Day period, SCB does not make a proposal to adjust the terms and conditions of this Agreement that the BSCA Board determines in good faith (after consultation with outside counsel and its financial advisor) after giving effect to, among other things, the payment of the Termination Fee set forth in Section 8.2(a)(ii), that such action is no longer required by its fiduciary duties to the shareholders of BSCA under applicable Law.

(e) During the five (5) Business Day period prior to its effecting any action referred to above, BSCA shall, and shall cause its financial and legal advisors to, negotiate with SCB in good faith (to the extent SCB seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by SCB.

(f) BSCA agrees that it will promptly (and, in any event, within 24 hours) notify SCB if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, BSCA, or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep SCB informed, on a current basis, of the status and terms of any such proposals or offers (including amendments thereto) and the status of any such discussions or negotiations, including any change in BSCA’s intentions as previously notified.

(g) BSCA agrees that any violation of the restrictions set forth in this Section 6.5 by any Representative of BSCA, whether or not such Person is purporting to act on behalf of BSCA, shall be deemed to be a material breach of this Agreement by BSCA.

(h) BSCA shall not prior to the termination of this Agreement, take any action to exempt any Person (other than SCB and its Affiliates) from the restrictions on “business combinations” or any similar provision contained in any Antitakeover Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

(i) BSCA agrees that, prior to the termination of this Agreement, it shall not submit to the vote of its shareholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

6.6 Shareholder Recommendation.

(a) BSCA, through the BSCA Board, shall: (i) recommend to the BSCA shareholders that they approve this Agreement; (ii) include such recommendation in the Proxy Statement-Offering Circular; and (iii) publicly reaffirm such recommendation within 48 hours after a request to do so by SCB. Without limiting the generality of the foregoing, unless BSCA terminates this Agreement pursuant to Section 8.1(j), BSCA agrees that its obligations to convene and hold the BSCA Shareholders Meeting as soon as practicable under Section 6.7(b) shall not be affected by the commencement, public proposal, public disclosure or communication to BSCA or any other Person of any Acquisition Proposal. In any case in which the BSCA Board submits this Agreement to its shareholders after an Adverse Change in Recommendation the Proxy Statement-Offering Circular and any and all accompanying materials including the proxy card shall be identical in form and content to the Proxy Statement-Offering Circular that would have been prepared by BSCA had no Adverse Recommendation Change occurred, except for appropriate changes to the disclosure in the Proxy Statement-Offering Circular stating that such Adverse Recommendation Change has been made and, if applicable, describing matters relating to the Superior Proposal or other event giving rise to the Adverse Recommendation Change.

(b) Notwithstanding Section 6.6(a), in the event the BSCA Board determines that the Acquisition Proposal is a Superior Proposal pursuant to Section 6.5(c) and BSCA has complied with all of the provisions of Section 6.5, the BSCA Board may effectuate an Adverse Recommendation Change and/or cause or permit BSCA to enter into an Alternate Acquisition Agreement.

(c) SCB, through the SCB Board, shall: (i) recommend to the SCB shareholders that they approve this Agreement; (ii) include such recommendation in the Proxy Statement-Offering Circular; and (iii) publicly reaffirm such recommendation within 48 hours after a request to do so by BSCA.

6.7 Requisite Shareholder Approvals.

(a) Proxy Statement-Offering Circular. For the purposes of holding the BSCA Shareholders Meeting and the SCB Shareholders Meeting, SCB shall draft and prepare, and BSCA shall cooperate in the preparation of a proxy statement and offering circular satisfying all applicable requirements of applicable state and federal securities Laws, and the rules and regulations thereunder (such proxy statement-offering circular in the form mailed to the shareholders of BSCA and SCB, together with any and all amendments or supplements thereto and accompanying materials, including proxy cards, being herein referred to as the “Proxy Statement-Offering Circular”). SCB shall file a draft of the Proxy Statement-Offering Circular, with the DFPI in connection with the permit application as described in Section 6.14. SCB shall use its best efforts to have the Proxy Statement-Offering Circular approved by the DFPI as promptly as practicable after such filing, and following receipt of the DFPI Permit, BSCA shall thereafter promptly mail the Proxy Statement-Offering Circular to BSCA’s shareholders and SCB shall thereafter promptly mail the Proxy Statement-Offering Circular to SCB’s shareholders. SCB shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and BSCA shall furnish all information concerning BSCA, and the holders of BSCA Common Stock, as may be reasonably requested in connection with any such action. BSCA shall provide SCB with any information concerning itself that SCB may reasonably request in connection with the drafting and preparation of the Proxy Statement- Offering Circular, and SCB shall notify BSCA promptly of the receipt of any comments of the DFPI or any blue sky administrator with respect to the Proxy Statement-Offering Circular and of any requests by the DFPI or any blue sky administrator for any amendment or supplement thereto or for additional information and shall promptly provide to BSCA copies of all correspondence between SCB or any of its representatives and the DFPI. SCB shall give BSCA and its counsel the opportunity to review and comment on the Proxy Statement-Offering Circular prior to its being filed with the DFPI and shall give BSCA and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Offering Circular and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the DFPI. SCB and BSCA agree to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the DFPI and to cause the Proxy Statement-Offering Circular and all required amendments and supplements thereto to be mailed to the holders of BSCA Common Stock entitled to vote at the BSCA Shareholders Meeting and the holders of SCB Common Stock entitled to vote at the SCB Shareholders Meeting at the earliest practicable time. BSCA and SCB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement- Offering Circular contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, BSCA shall cooperate with SCB in the preparation of a supplement or amendment to such Proxy Statement- Offering Circular that corrects such misstatement or omission, and SCB shall file an amended Proxy Statement-Offering Circular with the DFPI, as required, and shall mail such supplement or amendment to holders of BSCA Common Stock entitled to vote at the BSCA Shareholders Meeting and to the holders of SCB Common Stock entitled to vote at the SCB Shareholders Meeting at the earliest practicable time.

(b) Shareholder Meetings and Approval. As promptly as practicable after the receipt of the DFPI Permit, BSCA shall take all steps necessary to give notice of, convene and hold a meeting of its shareholders (the “BSCA Shareholders Meeting”) and SCB shall take all steps necessary to give notice of, convene and hold a meeting of its shareholders (the “SCB Shareholders Meeting”), for the purpose of considering this Agreement, and for such other purposes as may be, in their reasonable judgment, necessary or desirable. Notwithstanding anything to the contrary contained in this Agreement, neither BSCA nor SCB shall be required to hold a shareholders meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of their respective shareholders meeting.

6.8 Post-Merger SCB and BOSC Boards. No later than immediately prior to the Effective Time, each of SCB and BOSC shall take all action necessary to appoint or elect, effective as of the Effective Time, one member of the BSCA Board as a new director to each of the SCB Board and the BOSC Board, to serve until the first annual meeting of shareholders of each of SCB and BOSC, following the Effective Time and until his or her successor is elected and qualified. SCB shall include such individual on the list of nominees for director presented by the SCB and for which the SCB Board shall solicit proxies at the first annual meeting of shareholders of SCB following the Effective Time and shall cause such individual to be reelected to the BOSC Board at the first annual meeting of shareholders of BOSC following the Effective Time, provided that such nomination, solicitation and reelection would not violate the fiduciary duties of the SCB Board. As a director of SCB and BOSC, such individual shall be entitled to the same compensation, benefit and indemnification arrangements as other non-employee directors of SCB and BOSC. Such individual shall be Frank D. Di Tomaso or, if Mr. Di Tomaso is unable or unwilling to serve on the SCB Board and BOSC Board as of the Effective Time, then another member of the BSCA Board who is mutually agreeable to BOSC and SCB, in their sole and absolute discretion.

6.9 Notification of Certain Matters. BSCA shall give prompt notice to SCB and SCB shall give prompt notice to BSCA, of any fact, event or circumstance known to it that: (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to such party, to result in any Material Adverse Effect with respect to such party; (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; or (iii) lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.

6.10 Consents. BSCA shall use commercially reasonable efforts to obtain the waiver, approval and/or consents to assignment for all BSCA Material Contracts so identified as requiring consent on the Schedule 5.2(l) of the BSCA Disclosure Schedule (the “Consents”). Where required by law or by agreements with third parties, BSCA shall use commercially reasonable efforts to obtain from third parties, prior to the Closing Date, all other consents to the transactions contemplated by this Agreement.

6.11 Antitakeover Statutes. SCB, BOSC and BSCA and their respective Boards of Directors shall, if any Antitakeover Law or similar statute becomes applicable to this Agreement and the transactions contemplated hereby, take all action reasonably necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of Antitakeover Law or similar statute on this Agreement and the transactions contemplated hereby.

6.12 Notice to BSCA Customers. On and after the receipt of all Regulatory Approvals and shareholder approvals required to consummate the transactions contemplated hereby, BSCA shall permit BOSC to provide one or more written notices (which may be joint notices from BSCA and BOSC) to customers of BSCA to describe the proposed transactions, the effect on customers and planned transition procedures. BSCA shall have the right to review and approve the substance of any such communications, provided that BSCA shall not unreasonably withhold, delay or condition its approval.

6.13 Indemnification; Directors and Officers Insurance.

(a) For a period of six (6) years from and after the Effective Time, SCB shall indemnify and hold harmless, to the fullest extent permitted under applicable Law and the BSCA Articles and the BSCA Bylaws (and shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the BSCA Articles and the BSCA Bylaws), each present and former director and officer of BSCA (in each case, when acting in such capacity) determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time regarding BSCA and such Person’s service as a director or officer of BSCA, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by SCB.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, must promptly notify SCB; provided that failure to so notify will not affect the obligations of SCB under Section 6.13(a) unless and to the extent that SCB is actually and materially prejudiced as a consequence, including to the extent the failure to so notify impacts D&O Insurance (as defined below) coverage.

(c) Prior to the Effective Time, BSCA shall, or if BSCA is unable to, SCB as of the Effective Time shall, obtain at the cost and expense of BSCA, “tail” directors & officers and cyber & privacy liability combined insurance (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for BSCA) with a claims period of six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as BSCA’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall BSCA expend for “tail” insurance policies a premium amount in excess of 250% of the annual premium amount in effect for such coverage as of the Effective Time (the “Maximum Amount”); provided, further, that if the premium for such insurance coverage exceeds the Maximum Amount BSCA and SCB shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Amount.

(d) The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she was a party to this Agreement, and shall be binding upon the assigns and successors of SCB.

6.14 California Permit.

(a) Preparation and Filing of Permit Application. SCB and BSCA contemplate that all shares of SCB Common Stock exchanged for shares of BSCA Common Stock in the Merger shall be exempt from the Securities Act under the provisions of Section 3(a)(10) of such act. SCB shall promptly prepare and file an appropriate application with the Commissioner for a permit to issue and exchange securities as described in Section 25142 of the CGCL and as will be in compliance with the California Corporate Securities Law of 1968 (the “DFPI Permit”). The DFPI Permit shall approve the issuance of a sufficient number of shares of SCB Common Stock to complete the exchange of shares of BSCA Common Stock for shares of SCB Common Stock pursuant to Article III of this Agreement. SCB and BSCA shall cooperate in all reasonable respects with regard to the preparation of the related Proxy Statement-Offering Circular in preliminary form so it can be filed with the Commissioner for purposes of a permit application under Section 25142 of the CGCL. The Proxy Statement-Offering Circular shall constitute a disclosure document for the offer and issuance of the shares of SCB Common Stock to be received by holders of BSCA Common Stock in the Merger and, a proxy statement with respect to the solicitation of the shareholders of BSCA and the shareholders of SCB with respect to approval of this Agreement and the transactions contemplated hereby (including the Merger), and shall include (i) statements to the effect that the BSCA Board has unanimously recommended that holders of BSCA Common Stock vote in favor of the approval of this Agreement and the transactions contemplated hereby (including the Merger) and the SCB Board has unanimously recommended that holders of SCB Common Stock vote in favor of the approval of this Agreement and the transactions contemplated hereby (including the Merger); and (ii) such other information as BSCA and SCB may agree is required or advisable to be included therein. SCB and BSCA shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the application for the DFPI Permit or in the Proxy Statement-Offering Circular (or other proxy or solicitation materials), and shall cause its legal counsel, financial advisors and independent auditors to cooperate with the other party’s legal counsel, financial advisors and independent auditors in the preparation of the permit application and the Proxy Statement-Offering Circular (and any other proxy or solicitation materials).

(b) Issuance of Permit. SCB and BSCA shall use their best efforts to have the DFPI Permit (and any necessary or appropriate amendments or supplements thereto) issued by the Commissioner under the California Corporate Securities Law of 1968 as soon as practicable.

6.15 Benefit Plans.

(a) Termination of BSCA Benefit Plans. Prior to the Closing Date, BSCA shall take all action necessary to terminate: (i) all options to purchase BSCA Common Stock and all stock option agreements corresponding thereto that have not been exercised prior to the Closing Date in accordance with the terms of the respective BSCA Benefit Plan or assumed by SCB for BSCA Former Employees pursuant to Section 3.2; and (ii) any other BSCA Benefit Plans that SCB may specify; provided, however, that SCB must give prior advance written notice of any such request for termination at least thirty (30) days prior to the Closing Date. Prior to the Closing Date, BSCA shall take all action necessary to terminate all BSCA 401(k) Plans. As soon as reasonably practicable following the Effective Time, SCB or its Affiliates shall use commercially reasonable efforts to provide that a defined contribution qualified retirement plan with a cash or deferred arrangement established and maintained by SCB or its Affiliates shall accept rollovers from any terminated BSCA 401(k) Plans to the extent elected by any employees of BSCA who continue to be employed by BOSC after the Effective Time, including the rollover of any participant 401(k) loans. The parties hereto agree to cooperate as reasonably necessary so as not to place any participant 401(k) loan with respect to a BSCA employee’s rollover account into default during the period from the Effective Time until the rollover is completed; provided, that such employee continues making loan repayments on a timely basis during such period as may be required to prevent a loan default. Prior to the Closing Date, BSCA shall take all action necessary to terminate the Bank of Santa Clarita Employee Stock Ownership Plan (the “ESOP”) and distribute in-kind the BSCA stock allocated to the account each participant in the ESOP.

(b) Participation in SCB Benefit Plans. As of and following the Effective Time, the employees of BSCA as of the Effective Time who continue to be employed by BOSC after the Effective Time (collectively, the “Former BSCA Employees”) shall be eligible to participate in health, vacation and other non-equity based employee benefit plans of SCB or BOSC, as applicable in which the similarly situated employees of BOSC participate (the “SCB Benefit Plans”), to the same extent as such similarly situated employees of BOSC participate. With respect to each SCB Benefit Plan, SCB and BOSC agree that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with BSCA shall be treated as service with BOSC; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of an SCB Benefit Plan, SCB or BOSC shall cause, to the extent permissible, such SCB Benefit Plan to waive: (i) any pre-existing condition restriction that did not apply under the terms of any analogous BSCA Benefit Plan immediately prior to the Effective Time; and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former BSCA Employee on or after the Effective Time to the extent such Former BSCA Employee had satisfied any similar limitation or requirement under an analogous BSCA Benefit Plan prior to the Effective Time. In addition, to the extent permitted by any insurer of a SCB Benefit Plan, SCB or BOSC shall cause, to the extent permissible, deductibles, co-payments and out-of-pocket maximums paid on or before the Closing Date by any Former BSCA Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, co-payments and out-of-pocket maximum provisions as though such amounts had been paid in accordance with the terms and conditions of the SCB Benefit Plan.

(c) Severance Program/Retention Program.

(i) Other than as set forth on Schedule 6.15(c) of the BSCA Disclosure Schedule, any former employee of BSCA (excluding any such employee who is party to an employment agreement, change-in-control agreement or retention bonus agreement which provides for severance payments) whose employment is terminated other than for cause, (with “cause” defined as willful breach of a policy of BOSC, willful material failure to perform such employee’s duties and obligations to BOSC or such employee’s fraud, gross negligence, personal material dishonesty in connection with performance of duties to BOSC or willful misconduct in the course of performing such employee’s duties) by BOSC within six (6) months following the Closing Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks base pay for the first full year of service plus one (1) week base pay for each full year of service thereafter, based upon the employee’s date of hire by BSCA (plus a prorated amount for each partial year of service, such service determined by taking into account service with BSCA and BOSC), with a minimum of four (4) weeks of base pay; provided, however, that for purposes of this Section 6.15 an employee shall also be considered to be terminated by BOSC if such individual resigns after: (i) any reduction in base salary or incentive compensation in excess of ten percent (10%) from that paid or made available immediately prior to the Closing Date; or (ii) being required to be based at any office or location more than twenty (20) miles from where the individual was based on the date immediately preceding the Closing Date, except for travel reasonably required in the performance of such employee’s responsibilities.

(ii) Prior to the Effective Time, SCB and BOSC will consider, in consultation with BSCA, establishing an employee retention program and allocating pursuant to such program cash awards to certain BSCA employees to remain in the employ of BSCA through the Closing and/or upon completion of the system integration process between BSCA, on the one hand, and SCB and BOSC, on the other hand.

(d) Nothing contained herein, express or implied, is intended to or shall (i) confer upon any current or former employee or independent contractor of BSCA (A) any third- party beneficiary or other rights to enforce the provisions of this Section 6.15 or (B) any right to employment or continued employment for any period or continued receipt of any specific employee benefit or other term or condition of employment with BOSC or any of its Affiliates, or (ii) constitute an amendment to or any other modification of any SCB Benefit Plan. Notwithstanding the foregoing, nothing herein shall prevent SCB and BOSC from adjusting the compensation or benefits of any employee if SCB and BOSC (as applicable) deems, in its reasonable judgment, that such adjustments are necessary due to the business impact of COVID- 19.

6.16 Certain Policies. Prior to the Closing Date and after receipt of all Regulatory Approvals, BSCA shall, consistent with GAAP and applicable banking Laws and regulations, to the extent requested by SCB, modify or change any of its accounting policies and practices (including loan classifications and levels of reserves) and make accounting adjustments, if any, so as to be applied on a basis that is consistent with that of SCB; provided, however, that no such modifications or changes need be made prior to the satisfaction of the condition set forth in Section 7.1(a); and further provided that in any event, no accrual or reserve made by BSCA pursuant to this Section 6.16 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of BSCA or its management with any such adjustments.

6.17 Updated Schedules. On a date five (5) Business Days prior to the proposed Closing Date, SCB and BOSC on the one hand and BSCA on the other hand, shall each modify any Disclosure Schedule to this Agreement which such party has provided in connection with this Agreement or add any Schedule or Schedules for the purpose of making the representations and warranties to which any such Schedule relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Schedule or to correct any additional information obtained by such party subsequent to the date any Schedule was previously delivered by the party to the other party or parties. Notwithstanding the foregoing, any updated Schedule will not have the effect of making any representation or warranty contained in this Agreement true and correct in any respect for the purposes of Section 7.2(a) or Section 7.3(a), as applicable.

6.18 Tax Matters. It is intended that the Merger shall constitute a reorganization pursuant to Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code and Section 1.368-2(g) of the Treasury Regulations. From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization pursuant to Section 368(a) of the Code. Each of the parties agrees to prepare and file all U.S. federal income Tax Returns in accordance with this Section 6.18 and shall not take any position inconsistent therewith in the course of any audit, litigation, or other legal proceeding with respect to U.S. federal income Taxes; provided that nothing contained herein shall prevent any party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such treatment, and no party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such treatment.

6.19 Confidentiality.

(a) SCB, BOSC and BSCA agree that from and after the date of this Agreement, the terms of this Section 6.19 shall govern the obligations, duties and responsibilities of the parties to this Agreement regarding the confidentiality and use of all information provided or furnished in connection with this Agreement, including all information contained in the Disclosure Schedules.

(b) From the date of this Agreement until the later of: (i) the second anniversary of the Closing Date; (ii) the second anniversary of the date of termination of this Agreement in accordance with its terms; or (iii) such date as is required by applicable Law (the “Confidentiality Period”), BSCA agrees to: (x) treat and hold confidentially and not to disclose any Confidential Information of SCB or BOSC; (y) refrain from using any of the Confidential Information of SCB or BSCA except in connection with this Agreement or otherwise for the benefit of SCB or BOSC; and (z) deliver promptly to SCB and BOSC or destroy, at the written request and option of SCB and BOSC, all tangible embodiments (and all copies) of the Confidential Information of SCB or BOSC which are in BSCA’s possession, except as otherwise permitted herein. If BSCA is requested or required (by oral question or written request for information or documents in any proceeding) by any Governmental Authority of competent jurisdiction to disclose any Confidential Information of SCB or BOSC, to the extent permitted by applicable Law, BSCA will notify and consult with SCB and BOSC promptly upon receipt of the request or becoming aware of the requirement; provided that BSCA shall not be required to provide such notification or consult with SCB and BOSC in the event of any such requested or required disclosure in connection with a routine audit or examination by a bank examiner or auditor of BSCA that does not specifically target SCB, BOSC or the transactions contemplated hereby.

(c) During the Confidentiality Period, SCB and BOSC agree to: (i) treat and hold confidentially and not to disclose any Confidential Information of BSCA; (ii) refrain from using any of the Confidential Information of BSCA except in connection with this Agreement and the Merger; and (iii) deliver promptly to BSCA or destroy, at the written request and option of BSCA, all tangible embodiments (and all copies) of the Confidential Information of BSCA which are in SCB’s or BOSC’s possession, except as otherwise permitted herein. If SCB or BOSC is requested or required (by oral question or written request for information or documents in any proceeding) by any Governmental Authority of competent jurisdiction to disclose any Confidential Information of BSCA, to the extent permitted by applicable Law, SCB and BOSC will notify and consult with BSCA promptly upon receipt of the request or becoming aware of the requirement; provided that SCB and BOSC shall not be required to provide such notification or consult with BSCA in the event of any such requested or required disclosure in connection with a routine audit or examination by a bank examiner or auditor of SCB or BOSC or any of its Affiliates that does not specifically target BSCA or the transactions contemplated hereby.

(d) For purposes of this Agreement, “Confidential Information” means all of the following information of the respective party, whether received before or during the period from the date of this Agreement until the earlier of the Closing of the Merger or the termination of this Agreement in accordance with Article VIII: (i) confidential information and trade secrets, including any of the same comprising the identity, lists or descriptions of any customers (including any confidential information of customers), referral sources or organizations; (ii) financial statements, cost reports or other financial information; (iii) contract proposals, or bidding information; (iv) business plans and training and operations methods and manuals; (v) personnel records; (vi) information concerning fee structures; (vii) management systems, policies or procedures, including related forms and manuals; (viii) minute books, Tax records, papers and records relating to the assets, stock, properties, operations, liabilities, regulatory filings, shareholder meetings, shareholder lists, and litigation; and (ix) all books and records not already included in clauses (i) through (viii) of this definition. Confidential Information shall not include any information: (A) which is disclosed pursuant to subpoena or other legal process; (B) which is disclosed by any Person not in violation or breach of an obligation or agreement regarding confidentiality; or (C) which is or becomes readily ascertainable from publicly available sources. Notwithstanding anything to the contrary contained herein, subject to the foregoing, Confidential Information relating to BSCA shall be deemed BSCA’s Confidential Information until such time, if ever, as the Closing occurs and shall be deemed the Confidential Information of SCB and BOSC at such time, if ever, as the Closing does occur.

(e) Notwithstanding the foregoing provisions of this Section 6.19: (i) Confidential Information that is contained in an archived computer system backup in accordance with a security and/or disaster recovery procedure need not be returned or destroyed; (ii) the party obligated to return Confidential Information need not return the Confidential Information if retention is required by applicable law (such as during pending litigation); and (C) the party’s accountants and attorneys shall be entitled to retain for their records a copy of any work product produced by them in connection with this Agreement and the Merger; provided, however, that in each case such Confidential Information shall remain subject to the confidentiality provisions of this Agreement.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE TRANSACTION

7.1 Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:

(a) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated hereby, including but not limited to the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any non-standard conditions, restrictions or requirements which SCB or BSCA reasonably determine in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated hereby to such a degree that SCB or BSCA, as the case may be, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.

(c) Requisite Shareholder Approvals. This Agreement shall have been duly approved by the affirmative vote of at least two-thirds of the number of the outstanding shares of BSCA Common Stock in accordance with Section 215a(a)(2) of the NBA (the “Requisite BSCA Shareholder Approval”), by the affirmative vote of at least two-thirds of the number of outstanding shares of BOSC Common Stock in accordance with Section 215a(a)(2) of the NBA and a majority of the outstanding shares of SCB Common Stock in accordance with Section 1202 of the CGCL (the “Requisite SCB Shareholder Approval”).

(d) Issuance of Permit. The DFPI Permit (and any necessary or appropriate amendments or supplements thereto) shall have been issued by the Commissioner, after a hearing before the DFPI upon the fairness of the terms and conditions of the issuance and exchange of shares of SCB Common Stock for shares of BSCA Common Stock, no stop order denying effectiveness to, or suspending or revoking the effectiveness of such qualification shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commissioner, and the shares of SCB Common Stock qualified under the DFPI Permit shall have received all state securities and “Blue Sky” permits or approvals required to consummate the transactions contemplated by this Agreement.

7.2 Conditions to Obligations of BSCA. The obligations of BSCA to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by BSCA prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of SCB and BOSC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SCB or BOSC; provided that the representations and warranties of SCB and BOSC: (i) set forth in Section 5.3(a), Section 5.3(d), Section 5.3(e) and Section 5.3(g) shall be true and correct as of such dates in all respects; and (ii) set forth in Section 5.3(b) and Section 5.3(h) shall be true and correct as of such dates in all respects other than for such failures to be true and correct as are de minimis in effect, and BSCA shall have received a certificate, dated the Closing Date and signed on behalf of SCB by the President and Chief Executive Officer and the Chief Financial Officer of SCB to such effect.

(b) Performance of Obligations of SCB and BOSC. SCB and BOSC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and BSCA shall have received a certificate, dated the Closing Date, signed on behalf of SCB and BOSC by the President and Chief Executive Officer and the Chief Financial Officer of SCB and BOSC, as applicable, to such effect.

(c) No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on SCB.

(d) Payment of Merger Consideration. SCB shall have delivered the Merger Consideration to the Exchange Agent and the Exchange Agent shall have provided BSCA with a certificate evidencing such delivery.

(e) Appointment of BSCA Director to the SCB and BOSC Boards. SCB and BOSC shall have resolved to appoint Frank Di Tomaso, Jr. (or such other person as provided in Section 6.8 hereof) to serve on the SCB Board and the BOSC Board immediately following the Effective Time.

(f) Other Actions. SCB shall have furnished BSCA with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as BSCA may reasonably request.

7.3 Conditions to Obligations of SCB and BOSC. The obligations of SCB and BOSC to consummate the Merger and the other transactions contemplated hereby are also subject to the fulfillment or written waiver by SCB prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of BSCA set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SCB, BOSC or BSCA, provided that the representations and warranties of BSCA: (i) set forth in Section 5.2(a), Section 5.2(d), Section 5.2(e), Section 5.2(g) and Section 5.2(m) shall be true and correct as of such dates in all respects; and (ii) set forth in Section 5.2(b) shall be true and correct as of such dates in all respects other than for such failures to be true and correct as are de minimis in effect, and SCB and BOSC shall have received a certificate, dated the Closing Date and signed on behalf of BSCA by the President and Chief Executive Officer and the Chief Financial Officer of BSCA to such effect.

(b) Performance of Obligations of BSCA. BSCA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SCB and BOSC shall have received a certificate, dated the Closing Date and signed on behalf of BSCA by the President and Chief Executive Officer and the Chief Financial Officer of BSCA to such effect.

(c) Consents. BSCA shall have delivered fully executed Consents as required by Section 6.10.

(d) FIRPTA Certificate. BSCA shall have delivered to SCB and BOSC a properly executed statement from BSCA that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in form and substance reasonably satisfactory to SCB.

(e) Dissenters’ Rights. Dissenters’ rights shall not have been exercised and perfected by more than ten percent (10%) of the outstanding BSCA Common Stock.

(f) Resignations. SCB shall have received a written resignation from each of the directors of BSCA, effective as of the Effective Time.

(g) Separation and Release Agreements. Not later than 30 days prior to the Closing Date, BSCA shall have delivered the Separation and Release Agreement in the form of Exhibit F to Frank D. Di Tomaso, Jr (the “Separation and Release Agreement”) and the Separation and Release Agreement in the form of Exhibit F-1 (the “Executive Officer Separation and Release Agreement”) to the executive officers of BSCA as specified by SCB and BOSC, in writing, Mr. Di Tomaso shall have entered into, executed and delivered to BSCA, SCB, and BOSC the Separation and Release Agreement with BSCA and the executive officers of BSCA so identified by SCB and BOSC shall each have entered into, executed and delivered to BSCA, SCB, and BOSC an Executive Officer Separation and Release Agreement, which agreements shall have become irrevocable and shall not have been rescinded or amended without SCB’s and BOSC’s prior written approval, in their sole and absolute discretion.

(h) Change in Control Payments. BSCA shall have accrued the amounts and expenses to be made under its employment agreements and change in control agreements identified on Schedule 5.2(l) of the BSCA Disclosure Schedule, BSCA shall have received duly executed waiver and release agreements from each recipient of any such payments in such form as is reasonably acceptable to SCB and BOSC, and such payments will, to the extent permissible under applicable Law, be made concurrently with the Effective Time or as soon thereafter as such agreements shall have become irrevocable and shall not have been rescinded or amended without SCB’s or BOSC’s prior written approval, in their sole and absolute discretion..

(i) Termination of BSCA Stock Options. BSCA shall have terminated all stock option agreements that have not been exercised prior to the Closing Date in accordance with the terms of the respective BSCA Benefit Plan or are not Assumed Options.

(j) Non-Solicitation and Confidentiality Agreements. The Non-Solicitation and Confidentiality Agreements in the form of Exhibit B hereto shall have been executed and delivered by each director listed in Exhibit B-1 hereto simultaneously with the execution of this Agreement and such agreement shall continue to be in full force and effect as of the Closing Date. The Non-Solicitation, Non-Competition and Confidentiality Agreement in the form of Exhibit C hereto shall have been executed and delivered by Frank D. Di Tomaso Jr. simultaneously with the execution of this Agreement and shall continue to be in full force and effect as of the Closing Date.

(k) Closing Financial Statements. At least five (5) Business Days prior to the Closing Date, BSCA shall have provided SCB and BOSC with BSCA’s financial statements presenting the financial condition of BSCA as of the close of business on the last day of the month ended prior to the Effective Time (“Measurement Date”) and its results of operations for the period from January 1, 2021 through the close of business on the Measurement Date (which shall be prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements) and shall be accompanied by a certificate of BSCA’s Chief Financial Officer, dated as of the day immediately prior to the delivery of such BSCA financial statements, that such financial statements continue to reflect accurately as of the date of the certificate, the financial condition of BSCA in all material respects. In addition, on the day immediately prior to the Closing Date, BSCA shall deliver to SCB and BOSC a certificate of BSCA’s Chief Financial Officer, dated as of the delivery date, that: (i) BSCA has expensed, in full, all BSCA Transaction Expenses; and (ii) no material adverse change in the financial condition of BSCA has occurred between the Measurement Date and the day immediately prior to the Closing Date.

(l) No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on BSCA or SCB.

(m) Minutes Books. BSCA shall have delivered to SCB and BOSC the minute books, stock transfer records, corporate seal and other materials and documents related to the corporate administration of BSCA.

(n) Taxes. BSCA shall have delivered to SCB and BOSC certificate(s) dated as of a date not earlier that the fifth (5th) Business Day prior to the Closing Date executed by the appropriate officials of the State of California as to the payment of all applicable state Taxes by BSCA.

(o) Corporate Status. SCB and BOSC shall have received certificate(s) as of a date not earlier than the fifth (5th) Business Day prior to the Closing executed by appropriate officials for the State of California as to the good standing (corporate status) of BSCA.

(p) Employment Agreement. The Employment Agreement in the form of Exhibit C-1 hereto that was executed and delivered by Frank D. Di Tomaso Jr. simultaneously with the execution of this Agreement, shall be in full force and effect as of the Closing Date and shall not have been rescinded or amended without SCB’s and BOSC’s prior written approval, in their sole an absolute discretion.

(q) ESOP Termination. The ESOP shall have been terminated, shares of BSCA Common Stock properly distributed to the account of each participant in the ESOP, and BSCA shall have delivered to SCB and BOSC a certificate of BSCA’s Chief Financial Officer dated as of the Closing Date, in a form reasonably acceptable to SCB and BOSC, confirming that all such action has been fully and lawfully completed.

(r) Financial Condition. On the day immediately prior to the Closing Date the BSCA Adjusted Shareholders’ Equity shall not be less than $40,774,000.

(s) Other Actions. BSCA shall have furnished SCB and BOSC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3, as SCB and BOSC may reasonably request.

ARTICLE VIII
TERMINATION

8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent. By the mutual consent in writing of SCB, BOSC and BSCA.

(b) Breach.

(i) By BSCA, if SCB or BOSC shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained herein or if any representation or warranty of SCB or BOSC shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Sections 7.1 or 7.2 and (B) cannot be or has not been cured by the earlier of (X) the Outside Date (as hereinafter defined) and (Y) 30 days after the giving of written notice to SCB and BOSC of such breach or failure; provided, that BSCA shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if BSCA is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) By SCB or BOSC, if BSCA shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 6.5 or 6.6 as to which Section 8.1(d) shall apply), or if any representation or warranty of BSCA shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 7.1 or 7.3 and (B) cannot be or has not been cured by the earlier of (X) the Outside Date and (Y) 30 days after the giving of written notice to BSCA of such breach or failure; provided, that SCB and BOSC shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) if SCB or BOSC is then in material breach of any of its covenants or agreements set forth in this Agreement.

(c) No Regulatory Approval. By SCB or BOSC or BSCA in the event SCB, BOSC or BSCA receives written notice from or is otherwise advised by a Governmental Authority that it will not grant (or intends to rescind or revoke if previously approved) any Regulatory Approval or the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby will not be granted without the imposition of a Burdensome Condition; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(c) if such denial shall be due to the failure of such party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(d) Breach of No Solicitation or Negotiation. By SCB or BOSC, if BSCA shall have breached any covenant contained in Section 6.5 or Section 6.6.

(e) Material Adverse Change.

(i) By SCB or BOSC in the event that any material adverse change or matter exists or is identified that would reasonably be expected to result in a Material Adverse Effect to BSCA, SCB or BOSC.

(ii) By BSCA in the event that any material adverse change or matter exists or is identified that would reasonably be expected to result in a Material Adverse Effect to SCB.

(f) Outside Date. By SCB or BOSC or BSCA if the Merger shall not have been consummated by December 31, 2021 (the “Outside Date”); provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, the failure of the Merger to be consummated by the Outside Date.

(g) Requisite Shareholder Approvals. By SCB or BOSC or BSCA if the Requisite BSCA Shareholder Approval and the Requisite SCB Shareholder Approval shall not have been obtained.

(h) Actions. By SCB or BOSC or BSCA if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(h) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order injunction, rule, decree, ruling.

(i) No Solicitation; Recommendation. By SCB or BOSC if: (A) there is an Adverse Recommendation Change; (B) BSCA enters into an Alternative Acquisition Agreement relating to an Acquisition Proposal; or (C) BSCA fails publicly to reaffirm its recommendation of the Merger within five (5) Business Days after the date any Acquisition Proposal or any material modification thereto is first communicated, published or sent or given to BSCA’s shareholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal.

(j) Superior Proposal. By BSCA, if BSCA enters into an Alternative Acquisition Agreement with respect to a Superior Proposal.

(k) Notice of Termination. In the event a party elects to effect any termination pursuant to Sections 8.1(b) through (j) above, it shall give written notice to the other party hereto specifying the basis for such termination.

8.2 Liabilities and Remedies; Liquidated Damages; Expense Reimbursement.

(a) Fees and Expenses.

(i) Except as otherwise provided in this Section 8.2(a), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(ii) In the event this Agreement is terminated: (A) by BSCA pursuant to Section 8.1(j); or (B) by SCB and BOSC pursuant to Section 8.1(d) or Section 8.1(i), BSCA shall pay to SCB a termination fee of $2,500,000 (the “Termination Fee”). Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by SCB as promptly as reasonably practicable after termination, but in no event later than three (3) Business Days after termination. The payment by BSCA of the Termination Fee pursuant to this Section 8.2(a)(ii) shall be the sole and exclusive remedy of SCB and BOSC with respect to the termination of this Agreement pursuant to the sections of the Agreement enumerated above in this Section 8.2(a)(ii).

(iii) In the event that this Agreement is terminated by BSCA pursuant to Section 8.1(b)(i), or by SCB or BOSC pursuant to Sections 8.1(b)(ii), or by SCB or BOSC pursuant to Section 8.1(g) because any shareholder of BSCA listed in Exhibit A-1 breaches his or her obligations in the Shareholder Agreement to vote his or her shares of BSCA Common Stock in favor of this Agreement and the Merger, then the breaching party shall pay the non- breaching party liquidated damages equal to $1,000,000 (the “Liquidated Damages”). Payment of the Liquidated Damages shall be made by wire transfer of same day funds to the account or accounts designated by the party entitled to the Liquidated Damages hereunder as promptly as reasonably practicable after termination, but in no event later than three (3) Business Days after termination.

(iv) In the event this Agreement is terminated by SCB or BOSC pursuant to Section 8.1(g) because any shareholder of BSCA listed in Exhibit A-1 breaches his or her obligations in the Shareholder Agreement to vote his or her shares of BSCA Common Stock in favor of this Agreement and the Merger, and within twelve (12) months after the date of such termination BSCA enters into any agreement in respect of an Acquisition Proposal, BSCA shall pay SCB the difference between the Termination Fee and the Liquidated Damages by wire transfer of same day funds to the account or accounts designated by SCB as promptly as reasonably practicable after entering into the Acquisition Proposal, but in no event later than three (3) Business Days after entering into the Acquisition Proposal.

(b) Each of BSCA, SCB and BOSC acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BSCA, SCB and BOSC would not enter into this Agreement. Accordingly, if any party fails promptly to pay any amounts due to the other party pursuant to this Section 8.2, and, in order to obtain such payment, the party to which any amount under this Section 8.2 is due and owing from the other party commences a suit that results in a judgment against such other party for the amounts set forth in this Section 8.2, the non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(c) Specific Performance. The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). Accordingly, except as otherwise set forth in Section 8.2(a)(ii), each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

ARTICLE IX
MISCELLANEOUS

9.1 Survival of Representations, Warranties and Agreements. No representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, Section 6.4(d) and Section 8.2(a), which shall survive such termination).

9.2 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, any of which may be executed and transmitted by facsimile or other electronic method, and each of which shall be deemed an original, but all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.4 Governing Law and Venue. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of California applicable to contracts made and entirely to be performed within such state, the National Bank Act and the other laws of the United States of America applicable to national banking associations, without regard to any applicable conflicts of law principles that would require the application of the Laws of any other jurisdiction. The parties hereto agree that any disputes, claims, disagreements, lawsuits, actions or controversies of any type or nature whatsoever that, directly or indirectly, arise from or relate to this Agreement, including, without limitation, claims relating to the inducement, construction, performance or termination of this Agreement, shall be brought in the state superior court located in San Diego County, California or Federal district courts located in San Diego County, California, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum.

9.5 Expenses. Except as otherwise provided for in Section 8.2, all expenses incurred by SCB, BOSC and BSCA in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the parties or their respective Affiliates, shall be borne solely and entirely by the party which has incurred the same, including, but not limited to, any costs and/or expense associated with the mailing of the Proxy Statement-Offering Circular to the BSCA shareholders and the soliciting of the approval of its shareholders shall be paid by BSCA and those expenses associated with the mailing of the Proxy Statement-Offering Circular to the SCB Shareholders and the soliciting of the approval of its shareholders shall be paid by SCB.

9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, e-mailed (with confirmation) or mailed by registered or certified mail (return receipt requested), or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to BSCA:

Bank of Santa Clarita

23780 Magic Mountain Parkway

Santa Clarita, California 91355

Attention: Frank Di Tomaso, Jr., Chairman and CEO

Email: fditomaso@bkofsc.com

With a copy to:

Sheppard, Mullin, Richter & Hampton, LLP

650 Town Center Drive, 10th Floor

Costa Mesa, California, 92626

Attention: Josh Dean, Esq.

Email: jdean@sheppardmullin.com

If to SCB or BOSC:

Southern California Bancorp

12265 El Camino Real, Suite 100

San Diego, California 92130

Attention: Nathan L. Rogge, President and CEO

Email: nrogge@banksocal.com

With a copy to:

Duane Morris, LLP

865 South Figueroa Street, Suite 3100

Los Angeles, California 90017

Attention: Arthur A. Coren, Esq.

Email: acoren@duanemorris.com

9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement and the BSCA Non-Solicitation and Confidentiality Agreements, the BSCA Shareholder Agreements, the Non-Solicitation, Non-Competition, and Confidentiality Agreement with Frank D. Di Tomaso, Jr., the SCB Shareholder Agreements, the Severance and Release Agreements, and the Employment Agreement (collectively, the “Ancillary Agreement”) represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement and the Ancillary Agreements supersede any and all other oral or written agreements heretofore made. Except for the provisions of Sections 6.8, 6.13 and 6.15, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.9 Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Words such as “herein,” “hereinafter,” “hereof, “hereto,” “hereby,” and words of like import, unless the context requires otherwise, refer to this Agreement (including Exhibits and Schedules hereto). Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written. “Writing,” “written,” and comparable terms refer to printing, typing and other means of reproduction words (including electronic media) in a visible form. Any reference to any money or currency or use of “$” refers to U.S. Dollars. Except as the context may otherwise require, references to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any contract listed on any Schedule hereto, all such amendments, modifications or supplements must also be listed on the appropriate Schedule. References to a statute will be to such statue, as amended from time to time, and to the rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

9.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SOUTHERN CALIFORNIA BANCORP

By:	/S/ Nathan L. Rogge
Print Name: Nathan L. Rogge
Its:	President and Chief Executive Officer

By:	/S/ Lester Machado
Print Name: Lester Machado
Its:	Corporate Secretary

BANK OF SOUTHERN CALIFORNIA,
NATIONAL ASSOCIATION

By:	/S/ Nathan L. Rogge
Print Name: Nathan L. Rogge
Its:	President and Chief Executive Officer

By:	/S/ Lester Machado
Print Name: Lester Machado
Its:	Corporate Secretary

BANK OF SANTA CLARITA,
NATIONAL ASSOCIATION

By:	/S/ Frank Di Tomaso, Jr.
Print Name: Frank Di Tomaso, Jr.
Its:	Chairman and Chief Executive Officer

By:	/S/ John Vescovo
Print Name: John Vescovo
Its:	Corporate Secretary

*Exhibits have been omitted. The Company will furnish copies to the SEC upon request.*